Exhibit 10.1
                                                                    ------------



                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                                SEACOR SMIT INC.

                                       AND

                                 BRIAN CHERAMIE

                          Dated as of January 30, 2001




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

                                TABLE OF CONTENTS
                                -----------------

Section                                                                                               Page
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
Article I             SALE AND PURCHASE OF THE SHARES...................................................1

         1.1      Sale and Purchase of Shares...........................................................1

Article II            PURCHASE PRICE AND PAYMENT........................................................2

         2.1      Amount of Purchase Price..............................................................2

         2.2      Payment of Purchase Price; Escrow.....................................................2

         2.3      Audit and Determination of Purchase Price.............................................3

Article III           CLOSING AND TERMINATION...........................................................9

         3.1      Closing Date..........................................................................9

         3.2      Termination of Agreement..............................................................9

         3.3      Procedure Upon Termination...........................................................10

         3.4      Effect of Termination................................................................10

Article IV            REPRESENTATIONS AND WARRANTIES OF THE SELLER.....................................11

         4.1      Organization and Good Standing.......................................................11

         4.2      Affiliated Entities..................................................................11

         4.3      Capitalization.......................................................................11

         4.4      Authority; Enforceable Agreement.....................................................12

         4.5      No Conflicts or Consents.............................................................13

         4.6      Corporate Documents..................................................................13

         4.7      Financial Statements; Liabilities....................................................14

         4.8      Accounts Receivable..................................................................14

         4.9      Absence of Certain Changes or Events.................................................14

         4.10     Contracts............................................................................16

         4.11     Properties and Leases other than Vessels.............................................16

         4.12     Condition of the Companies' Assets Other than Vessels................................18

         4.13     Vessels..............................................................................18

         4.14     Suppliers and Customers..............................................................19

         4.15     Employee Matters.....................................................................19

         4.16     Employee Benefit Plans...............................................................20

         4.17     Tax Matters..........................................................................22

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Section                                                                                               Page
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         4.18     Litigation...........................................................................24

         4.19     Insurance............................................................................25

         4.20     Environmental Compliance.............................................................25

         4.21     Compliance With Law; Permits.........................................................26

         4.22     Interests in Clients, Suppliers, Etc.................................................26

         4.23     Transactions With Related Parties....................................................27

         4.24     Broker's and Finder's Fee............................................................27

         4.25     Capital Construction Fund............................................................27

         4.26     Significant Subsidiary...............................................................27

         4.27     No Interest in Competitive Businesses................................................27

         4.28     Entire Business......................................................................28

         4.29     Intercompany Transactions............................................................28

Article V             REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................................28

         5.1      Organization and Citizenship.........................................................28

         5.2      Authority; Enforceable Agreements....................................................28

         5.3      No Conflicts or Consents.............................................................29

         5.4      Litigation...........................................................................29

         5.5      Investment Intention.................................................................29

         5.6      Broker's and Finder's Fees...........................................................29

         5.7      Sophistication of the Purchaser......................................................29

Article VI            COVENANTS........................................................................30

         6.1      Access to Information................................................................30

         6.2      Conduct of the Business Pending the Closing..........................................30

         6.3      Consents.............................................................................33

         6.4      Filings with Governmental Bodies.....................................................33

         6.5      Other Actions........................................................................33

         6.6      Preservation of Records..............................................................33

         6.7      Publicity............................................................................34

         6.8      Confidentiality......................................................................34

         6.9      Consultation and Reporting...........................................................35

         6.10     Update Schedules.....................................................................35


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Section                                                                                               Page
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         6.11     Notification.........................................................................36

         6.12     Taxation.............................................................................36

         6.13     Documents to be Executed on the Date Hereof..........................................36

Article VII           CONDITIONS TO CLOSING............................................................36

         7.1      Conditions Precedent to Obligations of the Purchaser.................................36

         7.2      Conditions Precedent to Obligations of the Seller....................................38

Article VIII          DOCUMENTS TO BE DELIVERED........................................................39

         8.1      Documents to be Delivered by the Seller..............................................39

         8.2      Estimated Purchase Price and Documents to be Delivered by the Purchaser..............40

Article IX            INDEMNIFICATION..................................................................40

         9.1      Non-Tax Indemnification..............................................................40

         9.2      Limitations on Indemnification for Breaches of Representations and Warranties........42

         9.3      Non-Tax Indemnification Procedures...................................................42

         9.4      Tax Matters..........................................................................43

         9.5      Tax Treatment of Indemnity Payments..................................................47

Article X             MISCELLANEOUS....................................................................48

         10.1     Certain Definitions..................................................................48

         10.2     Payment of Sales, Use or Similar Taxes...............................................53

         10.3     Survival of Representations and Warranties...........................................53

         10.4     Expenses.............................................................................53

         10.5     Specific Performance.................................................................53

         10.6     Further Assurances...................................................................53

         10.7     Submission to Jurisdiction; Consent to Service of Process............................53

         10.8     Entire Agreement; Amendments and Waivers.............................................54

         10.9     Governing Law........................................................................54

         10.10    Table of Contents and Headings.......................................................54

         10.11    Notices..............................................................................54

         10.12    Severability.........................................................................55

         10.13    Binding Effect; Assignment...........................................................55

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

                             EXHIBITS AND SCHEDULES

                                    EXHIBITS

Exhibit A...........................   Employment Agreement
Exhibit B...........................   Employment Matters Side Letter
Exhibit C...........................   Real Property Lease
Exhibit D...........................   Opinion of Seller's Counsel
Exhibit E...........................   Opinion of Purchaser's Counsel
Exhibit F...........................   Earnest Money Escrow Agreement
Exhibit G...........................   December Balance Sheet
Exhibit H...........................   Incremental Tax Payment Escrow Agreement

                                    SCHEDULES

Schedule 2.3(a).....................   Balance Sheets of Each Company
Schedule 4.3........................   Capitalization
Schedule 4.5(b).....................   Consents/Approvals Required
Schedule 4.7........................   Undisclosed Liabilities
Schedule 4.9........................   Absence of Certain Changes or Events
Schedule 4.10.......................   Companies' Material Contracts
Schedule 4.11.......................   Properties and Leases other than Vessels
Schedule 4.11(a)....................   Ownership of Properties and Assets
Schedule 4.11(d)....................   Real Property and Leases
Schedule 4.13(a)....................   Company Vessels
Schedule 4.13(c)....................   Certain Defects with Vessels
Schedule 4.15.......................   Employee Matters
Schedule 4.16(a)....................   Employee Plans
Schedule 4.16(b)....................   Benefit Arrangement
Schedule 4.16(e)....................   Modifications to Employee Plans
Schedule 4.16(j)....................   Litigation Involving Employee Plan or Benefit Arrangement
Schedule 4.16(k)....................   Employees with Rights to Entitlements
Schedule 4.16(l)....................   Benefits to Non-Employee Stockholders and Directors
Schedule 4.17(d)....................   Material Tax Elections
Schedule 4.17(f)....................   Returns filed in State, Local and Foreign Jurisdictions
Schedule 4.18.......................   Litigation
Schedule 4.19(a)....................   Insurance Policies
Schedule 4.20(a)....................   Environmental Compliance
Schedule 4.20(b)....................   Environmental Administrative or Judicial Proceedings
Schedule 4.20(c)....................   Above Ground and Underground Tanks
Schedule 4.20(d)....................   Hazardous Substances
Schedule 4.22.......................   Interests in Clients, Suppliers, Etc.
Schedule 4.23(a)....................   Transactions with Related Parties
Schedule 4.23(b)....................   Claims of Certain Officers and Directors
Schedule 6.2(b)(viii)...............   Conduct of the Business Pending the Closing

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                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT, dated as of January 30, 2001 (the
"Agreement"), between SEACOR SMIT INC., a Delaware corporation (the
"Purchaser"), and Brian Cheramie (the "Seller").

                              W I T N E S S E T H:

                  WHEREAS, the Seller owns (i) 50 shares of Class A voting common stock, no par value (the "G&B Voting Shares"), of G&B Marine
Transportation, Inc., a Louisiana corporation ("G&B"), (ii) 472.866 shares of
Class B non-voting common stock, no par value (the "G&B Non-Voting Shares"), of G&B (the G&B Voting Shares and the G&B Non-Voting Shares being referred to collectively as the "G&B Shares"), (iii) 50 shares of Class A voting common stock, no par value (the "Gilco Voting Shares"), of Gilco Supply Boats, Inc., a
Louisiana corporation ("Gilco"), and (iv) 474.14 shares of Class B non-voting common stock, no par value (the "Gilco Non-Voting Shares"), of Gilco (the Gilco
Voting Shares and the Gilco Non-Voting Shares being referred to collectively as the "Gilco Shares"; the G&B Shares and the Gilco Shares being referred to collectively as the "Shares"; and G&B and Gilco, together with Gilbert Cheramie
Boats, Inc. ("GCB") and C&C Boat Rentals, Inc. ("C&C"), being referred to collectively as the "Companies" and each, individually, as a "Company"); and

                  WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares for the purchase price and upon the terms, and subject to the conditions, hereinafter set forth; and

                  WHEREAS, pursuant to a Stock Purchase Agreement of even date herewith (the "Minority Stock Purchase Agreement"), among the Purchaser and each of the persons listed on Exhibit A thereto (the "Minority Sellers," and together with the Seller, the "Stockholders"), the Minority Sellers have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Minority
Sellers, (i) all outstanding shares of capital stock of G&B and Gilco other than the Shares and (ii) all outstanding shares of capital stock of GCB and C&C
(collectively, the "Minority Shares") simultaneously with the purchase of the Shares; and

                  WHEREAS, in addition to terms defined elsewhere herein, certain terms used in this Agreement are defined in Section 10.1;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                         SALE AND PURCHASE OF THE SHARES

                  1.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date the Seller shall sell,


assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares.

                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT

                  2.1 Amount of Purchase Price. Subject to adjustment as provided in Section 2.3, the purchase price for the Shares shall be an amount equal to the sum of (a) $34,793,321, (b) 52.35% of the Adjusted Net Current Assets of the Companies as at the close of business on December 31, 2000 calculated on a combined basis in accordance with Section 2.3 (the "December 31 Adjusted Net Current Assets"), and (c) an amount equal to interest on the sum of the amounts set forth in clauses (a) and (b) above at the rate of 6.5% per annum from January 1, 2001 through and including the Closing Date (collectively, the "Purchase Price"); provided, however, that (i) if the Adjusted Net Current Assets of the Companies as at the close of business on the Closing Date, calculated on a combined basis in accordance with Section 2.3 (the "Closing Date Adjusted Net Current Assets"), is less than the December 31 Adjusted Net Current Assets, the Purchase Price shall be reduced by 52.35% of such difference (the "Purchase Price Reduction Amount"). For purposes hereof, the "Adjusted Net Current Assets" for the Companies shall mean an amount, calculated as of the date of determination, equal to the aggregate current assets of the Companies other than inventory (including all spare parts, stores and supplies relating to Company Vessels) reduced by the aggregate liabilities (both current and long-term, if any) of the Companies. The Seller has informed the Purchaser that not less than $18 million of the Aggregate Purchase Price is being paid for the purchase of Non-Voting Shares.

                  2.2 Payment of Purchase Price; Escrow.

                  (a) No later than the close of business on January 31, 2001, the Purchaser shall deliver to Hibernia National Bank of New Orleans, as escrow agent (the "Earnest Money Escrow Agent") pursuant to an Escrow Agreement of even date herewith by and among the Purchaser, the Seller and the Earnest Money Escrow Agent, a copy of which is annexed as Exhibit F hereto (the "Earnest Money Escrow Agreement"), by wire transfer in immediately available funds, an earnest money deposit of $500,000 (the "Earnest Money Deposit"). For the purposes hereof, the Earnest Money Deposit, together with any and all interest and income earned thereon through the Closing Date, is referred to as the "Earnest Money Escrow Fund."

                  (b) On the Closing Date, (i) the Purchaser shall pay to the Seller the sum of (A) $37,495,172 and (B) an amount equal to interest thereon at the rate of 6.5% per annum from the January 1, 2001 through and including the Closing Date (collectively, the "Estimated Purchase Price"), minus (C) the amount of the Earnest Money Escrow Fund, by delivering to the Seller a certified or bank cashier's check in New York Clearing House Funds, payable to the order of the Seller or, at the Seller's option, by wire transfer of immediately available funds into an account designated by the Seller in writing not later than three Business Days prior to the Closing Date and (ii) the Purchaser and


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the Seller shall instruct the Earnest Money Escrow Agent to deliver the Earnest
Money Escrow Fund to the Seller in accordance with the Earnest Money Escrow Agreement.

                  2.3 Audit and Determination of Purchase Price.

                  (a) The Adjusted Net Current Assets of the Companies as of any date shall be calculated on a combined basis in accordance with GAAP and the books and records of the Companies; provided, however, that the December Balance Sheet shall reflect as accrued liabilities (i) the amount of any dividends or other distributions of the Companies to their stockholders made after December 31, 2000 and prior to the date hereof shall be reflected as accrued liabilities on the December Balance Sheet and (ii) any amounts that are payable, or will become payable (A) pursuant to the Construction Contract in connection with the delivery of the remaining vessels being constructed thereunder or otherwise or
(B) in connection with placing such vessels in service (except for the costs of groceries, fuel and stores, which shall not exceed $25,000 in the aggregate). For purposes of further clarification, it is understood and agreed that current assets include, without limitation, cash, cash equivalents, cash in any capital construction fund, marketable securities, deposits, accounts receivables and pre-paid expenses, and that liabilities include, without limitation, any notes payable, contracts payable, payroll taxes due and accounts payable.

                  (b) The December 31 Adjusted Net Current Assets shall be determined as follows:

                  (i) Arthur Andersen, the Purchaser's regular independent public accountants ("Purchaser's Accountants"), shall audit the combined balance sheet of the Companies as at December 31, 2000 prepared by the Companies and annexed as Exhibit G hereto (the "December Balance Sheet"). The Seller shall cause the Companies to furnish to Purchaser's Accountants such information as they shall request in connection with such audit and to otherwise fully cooperate with Purchaser's Accountants in connection with such audit. To the extent that Purchaser's Accountants or Purchaser specifically request the services of Wegmann-Dazet & Company, the Seller's regular independent public accountants ("Seller's Accountants"), in connection with such audit, due diligence or otherwise, the Purchaser shall pay the customary hourly rates of Seller's Accountants for such services following receipt by the Purchaser of invoices therefor, which invoices shall set forth in reasonable detail the services performed and the hourly rates of the personnel providing such services.

                  (ii) Purchaser's Accountants shall make a determination of the December 31 Adjusted Net Current Assets based upon their audit of the December Balance Sheet and shall render a statement (the "Purchase Price Statement") indicating the Purchase Price based on such determination (the "Proposed Purchase Price"), setting forth the calculations upon which it is based and stating that such calculations have been made in accordance with this Agreement. The Purchase Price Statement shall be delivered to the Purchaser and the Seller as soon as


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         practicable following the date hereof but in no event later than 90 days after the date hereof.

                  (iii) The Seller shall have a period of twenty (20) days after delivery of the Purchase Price Statement to present in writing to Purchaser's Accountants (with a copy to the Purchaser) any objections the Seller may have to any of the matters set forth therein, which objections shall be set forth in reasonable detail. If no objections are raised within such 20-day period, the Proposed Purchase Price shall, subject to further adjustment as provided in this Section 2.3, be deemed accepted and approved by the Purchaser and by the Seller as the "Purchase Price" for purposes of this Agreement.

                  (iv) If the Seller shall raise any objections within the aforesaid 20-day period, Seller's Accountants and Purchaser's Accountants shall attempt to resolve the matter or matters in dispute and, if resolved, such firms shall send a joint notice to the Purchaser and the Seller stating the manner in which the dispute was resolved, Purchaser's Accountants shall send to the Purchaser and the Seller a confirmation of the original Proposed Purchase Price or, if necessary, a revised Proposed Purchase Price prepared in accordance with such resolution, and Seller's Accountants shall send a letter to the Purchaser and the Seller confirming that such confirmed or revised Proposed Purchase Price is in accordance with such resolution, whereupon the confirmed original or revised Proposed Purchase Price shall, subject to further adjustment as provided in this Section 2.3, be deemed accepted and approved by the Purchaser and the Seller as the "Purchase Price" for purposes of this Agreement.

                  (v) If such dispute cannot be resolved by the Purchaser and the Seller nor by such accounting firms within forty (40) days after the delivery of the Purchase Price Statement, then the specific matters in dispute shall be submitted to KPMG Peat Marwick, New Orleans office ("KPMG") or, if such firm declines to act in such capacity, such other firm of independent public accountants mutually acceptable to the Purchaser and the Seller, which firm shall make a final and binding determination as to such matter or matters. KPMG or such other accounting firm shall send its written determination to the Purchaser, the Seller, Seller's Accountants and Purchaser's Accountants. Purchaser's Accountants shall then send to the Purchaser and the Seller a confirmation of the original or, if necessary, a revised Proposed Purchase Price calculated in accordance with such determination, and Seller's Accountants shall send a letter to the Purchaser and the Seller confirming that such confirmed original or revised Proposed Purchase Price is in accordance with such determination, whereupon the confirmed or revised Proposed Purchase Price shall, subject to further adjustment as provided in this Section 2.3, be deemed accepted and approved by the Purchaser and the Seller as the "Purchase Price" for purposes of this Agreement.

                  (vi) The parties agree to cooperate with each other and each other's authorized representatives and with KPMG or any other accounting firm selected by the Purchaser and the Seller in order that


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         any and all matters in dispute shall be resolved as soon as practicable and that a final determination of the Purchase Price shall be made.

                  (c) If the Purchase Price exceeds the Estimated Purchase Price, the Purchaser shall pay to the Seller within five Business Days after the final determination of the Purchase Price, by the delivery to the Seller of a certified or bank cashier's check in New York Clearing House funds, payable to the order of the Seller or, at the Seller's option, by wire transfer of immediately available funds to an account designated by the Seller not later than the date of the final determination of the Purchase Price, the amount of such excess, together with an amount equal to interest thereon at the rate of 6.5% per annum from the Closing Date through and including the date of payment. If the Estimated Purchase Price exceeds the Purchase Price, the Seller shall pay to the Purchaser within five Business Days after the final determination of the Purchase Price, by the delivery to the Purchaser of a certified or bank cashier's check in New York Clearing House funds, payable to the order of the Purchaser or, at the Purchaser's option, by wire transfer of immediately available funds to an account designated by the Purchaser not later than the date of the final determination of the Purchase Price, the amount of such excess, together with an amount equal to interest thereon at the rate of 6.5% per annum from the Closing Date through and including the date of payment.

                  (d) The Closing Date Adjusted Net Current Assets shall be determined as follows:

                  (i) Promptly following the Closing Date, the Purchaser shall cause the Companies to prepare and deliver to the Seller and the Purchaser a combined balance sheet of the Companies as of the close of business on the Closing Date (the "Closing Date Balance Sheet") and a computation of the Closing Date Adjusted Net Current Assets based thereon and the Purchase Price Reduction Amount, if any (collectively, the "Closing Date Statement"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP and based upon the books and records of the Companies. Seller's Accountants shall have the opportunity to consult with and to examine the work papers, schedules and other documents prepared or reviewed by Purchaser's Accountants in connection with the preparation of the Closing Date Balance Sheet.

                  (ii) If the Closing Date Statement reflects a Purchase Price Reduction Amount, the Seller shall have a period of twenty (20) days after delivery of the Closing Date Statement to present in writing to Purchaser's Accountants (with a copy to the Purchaser) any objections the Seller may have to any of the matters set forth therein, which objections shall be set forth in reasonable detail. If no objections are raised within such 20-day period, any Purchase Price Reduction Amount set forth therein shall be deemed accepted and approved by the Purchaser and by the Seller.

                  (iii) If the Seller shall raise any objections within the aforesaid 20-day period, Seller's Accountants and Purchaser's Accountants shall attempt to resolve the matter or matters in dispute and, if resolved, such firms shall send a joint notice to the Purchaser


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

         and the Seller stating the manner in which the dispute was resolved, Purchaser's Accountants shall send to the Purchaser and the Seller a confirmation of the original Purchase Price Reduction Amount or, if necessary, a revised Purchase Price Reduction Amount prepared in accordance with such resolution, and Seller's Accountants shall send a letter to the Purchaser and the Seller confirming that such confirmed original or revised Purchase Price Reduction Amount is in accordance with such resolution, whereupon the confirmed original or revised Purchase Price Reduction Amount shall be deemed accepted and approved by the Purchaser and the Seller.

                  (iv) If such dispute cannot be resolved by the Purchaser and the Seller nor by such accounting firms within forty (40) days after the delivery of the Closing Date Statement, then the specific matters in dispute shall be submitted to KPMG or, if such firm declines to act in such capacity, such other firm of independent public accountants mutually acceptable to the Purchaser and the Seller, which firm shall make a final and binding determination as to such matter or matters. KPMG or such other accounting firm shall send its written determination to the Purchaser, the Seller, Seller's Accountants and Purchaser's Accountants. Purchaser's Accountants shall then send to the Purchaser and the Seller a confirmation of the original Purchase Price Reduction Amount, or, if necessary, a revised Purchase Price Reduction Amount calculated in accordance with such determination, and Seller's Accountants shall send a letter to the Purchaser and the Seller confirming that such confirmed original or revised Purchase Price Reduction Amount is in accordance with such determination, whereupon the confirmed original or revised Purchase Price Reduction Amount shall be deemed accepted and approved by the Purchaser and the Seller.

                  (v) The parties agree to cooperate with each other and each other's authorized representatives and with KPMG or any other accounting firm selected by the Purchaser and the Seller in order that any and all matters in dispute shall be resolved as soon as practicable and that a final determination of any Purchase Price Reduction Amount shall be made.

                  (e) Within five Business Days following the final determination of the Purchase Price Reduction Amount, the Seller shall pay to the Purchaser the Purchase Price Reduction Amount, together with an amount equal to interest thereon at the rate of 6.5% per annum from the Closing Date through and including the date of payment, by the delivery to the Purchaser of a certified or bank cashier's check in New York Clearing House funds, payable to the order of the Purchaser or, at the Purchaser's option, by wire transfer of immediately available funds to an account designated by the Purchaser not later than the date of the final determination of the Purchase Price Reduction Amount.

                  (f) On the Closing Date, the Purchaser shall deliver to Hibernia National Bank of New Orleans, as escrow agent (the "Incremental Tax Payment Escrow Agent") pursuant to an Escrow Agreement to be dated as of the Closing Date by and among the Purchaser, the Seller and the Incremental Tax Payment Escrow Agent, substantially in the form of Exhibit H hereto (the "Incremental Tax Payment Escrow Agreement"), by wire transfer in immediately


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

available funds, the Estimated Incremental Tax Payment Amount. For the purposes hereof, (i) the "Estimated Incremental Tax Payment Amount" shall mean the Seller's good faith and reasonable estimate of the Incremental Tax Payment Amount as set forth in writing by the Seller to the Purchaser not later than ten Business Days prior to the Closing Date, which estimate shall be accompanied by a reasonably detailed written statement of the computations upon which such estimate is based and which estimate and computations shall be reasonably satisfactory to the Purchaser (it being understood and agreed that the Purchaser shall promptly advise the Seller if such estimate and computations are not reasonably satisfactory to the Purchaser and, in such event, the parties will in good faith seek to resolve their differences and agree upon the "Estimated Incremental Tax Payment Amount" or establish a procedure for determining such amount prior to the Closing) and (ii) the Estimated Incremental Tax Payment Amount (determined as provided in clause (i) above), together with all interest and income earned thereon through the dates of payment of the Incremental Tax Payment Amount as provided in Section 2.3(g), is referred to as the "Incremental Tax Payment Escrow Fund."

The Incremental Tax Payment Amount shall be determined as follows:

                  (i) No later than March 15, 2002, Seller's Accountants shall provide the Purchaser with a statement setting forth in reasonable detail the calculation of the Incremental Tax Payment Amount (the "Incremental Tax Payment Statement"). Purchaser's Accountants shall have the opportunity to consult with and to review and to examine the workpapers, schedules and other documents prepared or reviewed by Seller's Accountants in connection with the preparation of the Incremental Tax Payment Statement.

                  (ii) The Purchaser shall have a period of twenty (20) days after delivery of the Incremental Tax Payment Statement to present in writing to Seller's Accountants (with a copy to the Seller) any objections the Purchaser may have to any of the matters set forth therein, which objections shall be set forth in reasonable detail. If no objections are raised within such 20-day period, the Incremental Tax Payment Statement and the Incremental Tax Payment Amount, if any, set forth therein shall be deemed accepted and approved by the Seller and by the Purchaser.

                  (iii) If the Purchaser shall raise any objections within the aforesaid 20-day period, Seller's Accountants and Purchaser's Accountants shall attempt to resolve the matter or matters in dispute and, if resolved, such firms shall send a joint notice to the Purchaser and the Seller stating the manner in which the dispute was resolved, Seller's Accountants shall send to the Seller and the Purchaser a confirmation of the original Incremental Tax Payment Statement or, if necessary, a revised Incremental Tax Payment Statement prepared in accordance with such resolution, and Purchaser's Accountants shall send a letter to the Purchaser and the Seller confirming that such confirmed original or revised Incremental Tax Payment Statement is in accordance with such resolution, whereupon the confirmed original or revised Incremental Tax Payment Statement, and the Incremental Tax Payment

         Amount, if any, set forth therein, shall be deemed accepted and approved by the Seller and the Purchaser.

                  (iv) If such dispute cannot be resolved by the Purchaser and the Seller nor by such accounting firms within forty (40) days after the delivery of the Incremental Tax Payment Statement, then the specific matters in dispute shall be submitted to KPMG, or, if such firm declines to act in such capacity, such other firm of independent public accountants mutually acceptable to the Purchaser and the Seller, which firm shall make a final and binding determination as to such matter or matters. KPMG or such other accounting firm shall send its written determination to the Purchaser, the Seller, Seller's Accountants and Purchaser's Accountants. Seller's Accountants shall then send to the Purchaser and the Seller a confirmation of the original Incremental Tax Payment Statement, or, if necessary, a revised Incremental Tax Payment Statement prepared in accordance with such determination, and the Purchaser's Accountants shall send a letter to the Purchaser and the Seller confirming that such confirmed original or revised Incremental Tax Payment Statement and Incremental Tax Payment Amount, if any, is in accordance with such determination, whereupon the confirmed original or revised Incremental Tax Payment Statement, and the Incremental Tax Payment Amount, if any, set forth therein, shall be deemed accepted and approved by the Purchaser and the Seller.

                  (v) The parties agree to cooperate with each other and each other's authorized representatives and with KPMG or any other accounting firm selected by the Purchaser and the Seller in order that any and all matters in dispute shall be resolved as soon as practicable and that a final determination of any Incremental Tax Payment shall be made.

                  (g) Within five Business Days following the determination of the Incremental Tax Payment Amount, such amount (if any) shall be paid to the Seller as follows:

                  (i) if the Incremental Tax Payment Amount equals or exceeds the Incremental Tax Escrow Fund, (A) the Purchaser and the Seller shall instruct the Incremental Tax Escrow Agent to deliver the Incremental Tax Escrow Fund to the Seller in accordance with the Incremental Tax Escrow Agreement and (B) the Purchaser shall pay to the Seller the amount, if any, of the excess by the delivery to the Seller of a certified or bank cashier's check in New York Clearing House funds, payable to the order of the Seller or, at the Seller's option, by wire transfer of immediately available funds to an account designated by the Seller not later than the date of the final determination of the Incremental Tax Payment Amount; or

                  (ii) if the Incremental Tax Escrow Fund exceeds the Incremental Tax Payment Amount, the Purchaser and the Seller shall instruct the Incremental Tax Escrow Agent (A) to deliver to the Seller the Incremental Tax Payment Amount from the Incremental Tax Escrow Fund and (B) to deliver to the Purchaser the balance of the Incremental Tax Escrow Fund.

                  (h) Except as provided in Section 2.3(b)(i), the fees and expenses hereunder of Seller's Accountants shall be paid by the Seller, those of Purchaser's Accountants shall be paid by the Purchaser, and those of KPMG or any other accounting firm selected by the Purchaser and the Seller pursuant to this
Section 2.3 shall be paid one-half by the Purchaser and one half by the Seller.

                                   ARTICLE III

                             CLOSING AND TERMINATION

                  3.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York (or at such other place as the parties may designate in writing) on such date as the Seller and the Purchaser may designate in writing, which shall be no later the third Business Day after satisfaction of the conditions set forth in Article VII hereof (or waiver thereof by the party entitled to waive the same) other than conditions which by their nature are to be satisfied at the Closing. The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date."

                  3.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

                  (a) at the election of either the Seller or the Purchaser after March 31, 2001 (the "Termination Election Date"); provided, however, that neither party shall have the right to terminate this Agreement pursuant to this
Section 3.2(a) at any time during which such party is in breach or default of any of his or its obligations hereunder and, provided further, that the Termination Election Date shall be extended in the events and to the extent provided in clauses (i) and (ii) below:

                  (i) in the case of the Purchaser, in the event that the Purchaser shall have failed to make all required filings under the HSR Act pursuant to the first sentence of Section 6.4(a) within five Business Days after the date hereof, the Termination Election Date shall be extended by one calendar day for each calendar day thereafter until all such filings shall have been made; and

                  (ii) in the case of the Seller, the Termination Election Date shall be extended to the later of the dates specified in the following clause (A) or (B), if applicable: (A) in the event that the Seller shall have failed to make all required filings under the HSR Act pursuant to the first sentence of Section 6.4(a) within five Business Days after the date hereof, one calendar day for each calendar day thereafter until all such filings shall have been made; and (B) in the event that the Seller or the Companies shall not have complied with any reasonable request of the Purchaser or its representatives for information pursuant to Section 6.1 within five Business Days after the date of such request, one calendar day for each calendar day thereafter until the request has been satisfied;

                  (b) by mutual written consent of the Seller and the Purchaser;

                  (c) by the Seller if any representation or warranty of the Purchaser set forth in Article V hereof shall not be true and correct in all material respects as of the date made or if the Purchaser is in material breach of any covenant or other agreement on the part of the Purchaser under this Agreement; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 3.2(c) at any time during which the Purchaser shall have the right to terminate this Agreement pursuant to
Section 3.2(d);

                  (d) by the Purchaser if any representation or warranty of the Seller set forth in Article IV hereof shall not be true and correct in all material respects as of the date made or if the Seller is in material breach of any covenant or other agreement on the part of the Seller under this Agreement; provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 3.2(d) at any time during which the Seller shall have the right to terminate this Agreement pursuant to Section 3.2(c); or

                  (e) by either the Seller or the Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

                  3.3 Procedure Upon Termination. In the event of termination and abandonment by the Purchaser or the Seller, or both, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Seller. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

                  3.4 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of such party's duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser or the Seller; provided, however, that the obligations of the parties set forth in the Earnest Money Escrow Agreement,
Section 6.8 and Section 10.4 hereof shall survive any such termination and shall be enforceable hereunder and, provided further, that nothing in this Section 3.4 shall relieve the Purchaser or the Seller of any liability for a breach of this Agreement.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  The Seller hereby represents and warrants to the Purchaser that:

                  4.1 Organization and Good Standing.

                  (a) Each of the Companies is a corporation, duly organized, validly existing and in good standing under the laws of the State of Louisiana, and has all corporate power and authority to carry on its business as now being conducted and to own, lease and operate its vessels and other properties. Each of the Companies is duly qualified to do business and is in good standing in each state and foreign jurisdiction in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company.

                  (b) Each of the Companies and their stockholders are and at all times have been citizens of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, for the purposes of owning and operating vessels in the U.S. coastwise trade. None of the Stockholders is a "foreign person" within the meaning of Section 1445 of the Code.

                  4.2 Affiliated Entities.

                  (a) All shares of the outstanding capital stock of each of the Companies have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights and are owned by the Stockholders free and clear of all Liens.

                  (b) None of the Companies owns, directly or indirectly, of record or beneficially, or has the right or obligation to acquire, any outstanding securities or other interest in any Person.

                  4.3 Capitalization. The authorized capital stock of G&B consists of 1,000 shares of common stock, no par value per share, of which 100 shares are voting common stock (the "G&B Voting Common Stock") and 900 shares are non-voting common stock (the "G&B Non-Voting Common Stock", and together with the G&B Voting Common Stock, the "G&B Common Stock"). As of the date hereof, there are 100 shares of G&B Voting Common Stock issued and outstanding and 900 shares of G&B Non-Voting Common Stock issued and outstanding and no shares are held in G&B's treasury. There are currently no outstanding options to purchase shares of G&B Common Stock. The authorized capital stock of Gilco consists of 1,000 shares of common stock, no par value per share, of which 100 shares are voting common stock (the "Gilco Voting Common Stock") and 900 shares are non-voting common stock (the "Gilco Non-Voting Common Stock", and together with the Gilco Voting Common Stock, the "Gilco Common Stock"). As of the date hereof, there are 100 shares of Gilco Voting Common Stock issued and outstanding and 900 shares of Gilco Non-Voting Common Stock issued and outstanding and no shares are held in Gilco's treasury. There are currently no outstanding options to purchase shares of Gilco Common Stock. The authorized capital stock of GCB consists of 100 shares of common stock, no par value per share (the "GCB Common Stock"). As of the date hereof, there are 100 shares of GCB Common Stock issued and outstanding, and no shares are held in GCB's treasury. There are currently no outstanding options to purchase shares of GCB Common Stock. The authorized capital stock of C&C consists of 26 shares of common stock, no par value per share (the "C&C Common Stock"). As of the date hereof, there are 13 shares of C&C Common Stock issued and outstanding, and 13 shares are held in C&C's treasury. There are currently no outstanding options to purchase shares of C&C Common Stock. All issued and outstanding shares of G&B Common Stock, Gilco Common Stock, GCB Common Stock and C&C Common Stock are validly issued, fully paid, non-assessable and free of preemptive or similar rights, except as set forth on Schedule 4.3 hereto. The Seller and the other Stockholders are the record and beneficial owners of such number of shares of capital stock of the Companies set forth opposite their respective names on Schedule 4.3, which shares represent all of the issued and outstanding shares of capital stock of the Companies. There is no existing subscription, option, warrant, call, right, commitment or other agreement to which the Seller or any of the Companies is a party requiring, and there are no derivative securities of any of the Companies outstanding which upon conversion, exercise or exchange would require, directly or indirectly, the issuance of any additional shares of capital stock of any of the Companies or other securities convertible, exchangeable or exercisable into or for shares of capital stock of any of the Companies or any other equity security of any of the Companies, and there are no outstanding contractual obligations of the Seller or any of the Companies to repurchase, redeem or otherwise acquire any outstanding share of capital stock of any of the Companies.

                  4.4 Authority; Enforceable Agreement.

                  (a) The Seller has the requisite power, authority and legal capacity to enter into this Agreement, the Earnest Money Escrow Agreement, the Incremental Tax Payment Escrow Agreement and the Employment Agreement, substantially in the form attached as Exhibit A hereto (the "Employment Agreement"), each of the Companies has the requisite power and authority to enter into the Employment Agreement, and Brian's Transportation Service, Inc. ("BTS") has the requisite power and authority to enter into the Employment Matters Side Letter, substantially in the form attached as Exhibit B hereto (the "Employment Matters Side Letter", and together with this Agreement, the Earnest Money Escrow Agreement, the Incremental Tax Payment Escrow Agreement and the Employment Agreement, the "Transaction Agreements"), and the Seller has the requisite power authority and legal capacity, and each of the Companies and BTS has the requisite power and authority to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Agreements by the Seller, the Companies or BTS, as applicable, and the consummation by the Seller, the Companies or BTS, as applicable, of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Seller, the Companies and BTS.

                  (b) This Agreement has been duly executed and delivered by the Seller and (assuming due execution and delivery by the Purchaser) constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. The other Transaction Agreements, upon the due execution and delivery hereof and thereof by the Seller, the Companies or BTS, as applicable (assuming due execution and delivery by the other parties thereto), constitute, or will constitute, valid and binding obligations of the Seller, the Companies or BTS, as applicable, enforceable against the Seller, the Companies or BTS, as applicable, in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

                  4.5 No Conflicts or Consents.

                  (a) Neither the execution, delivery or performance of the Transaction Agreements by the Seller, the Companies or BTS, as applicable, nor the consummation of the transactions contemplated thereby, will (i) violate, conflict with, or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or accelerate the performance required by, or result in the creation of any adverse claim against any of the properties or assets of any of the Companies under (A) the certificate of incorporation or by-laws of any of the Companies, or (B) any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to which any of the Companies, the Seller or BTS is a party, or by which any of the Companies, the Seller, BTS or any of their respective assets are bound, or (ii) subject to the matters disclosed in
Schedule 4.5(b), violate any order, writ, injunction, decree, judgment, statute, rule or regulation of any governmental body to which any of the Companies, the Seller or BTS is subject or by which any of the Companies, the Seller, BTS or any of their respective assets are bound.

                  (b) Except as set forth on Schedule 4.5(b), no consent, approval, order, permit or authorization of, or registration, declaration or filing with, any Person or of any government or any agency or political subdivision thereof is required for the execution, delivery and performance by the Seller, the Companies or BTS, as applicable, of the Transaction Agreements and the covenants and transactions contemplated hereby and thereby or for the execution, delivery and performance by the Seller, the Companies or BTS, as applicable, of any other agreements entered, or to be entered, into by the Seller, the Companies or BTS, as applicable, in connection with this Agreement.

                  4.6 Corporate Documents. The Seller has delivered to the Purchaser true and complete copies of the certificate of incorporation and by-laws of each of the Companies, as amended or restated through the date of this Agreement. The minute books of each of the Companies contain complete and accurate records of all corporate actions of the equity owners and of the boards of directors or other governing bodies, including committees of such boards or governing bodies. The stock transfer records of each of the Companies contain complete and accurate records of all issuances and redemptions of capital stock by each of the Companies.

                  4.7 Financial Statements; Liabilities. The December Balance Sheet has been prepared in accordance with GAAP and presents fairly the financial position of each of the Companies on a combined basis as of December 31, 2000. Except as set forth on Schedule 4.7, none of the Companies are, and none of their assets are subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) ("Undisclosed Liabilities"), except
(i) as and to the extent reflected on the December Balance Sheet, (ii) as may have been incurred or may have arisen since the date of the December Balance Sheet in the ordinary course of business and that are not material individually or in the aggregate or (iii) as permitted by this Agreement.

                  4.8 Accounts Receivable. All of the accounts receivable reflected on the December Balance Sheet have arisen only from bona fide transactions in the ordinary course of business, represent valid obligations owing to the Companies and have been accrued and recorded in accordance with GAAP. Such accounts receivable either have been collected in full or will be collectible in full on or before March 31, 2001, without any counterclaims, set-offs or other defenses and without further provision for any allowance for uncollectible accounts.

                  4.9 Absence of Certain Changes or Events. Except as set forth on Schedule 4.9 or as contemplated by this Agreement, since December 31, 2000, each of the Companies has conducted its business only in the ordinary course, and each of the Companies and, solely for the purpose of Section 4.9(k) below, BTS, has not:

                  (a) amended its certificate of incorporation, by-laws or similar organizational documents;

                  (b) incurred any liability or obligation of any nature (whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured), except in the ordinary course of business;

                  (c) suffered or permitted any of its assets to be or remain subject to any lien other than those disclosed on Schedule 4.11(a) or 4.13(a) and that collateralize indebtedness reflected on the December Balance Sheet and Permitted Exceptions;

                  (d) merged or consolidated with another Person or acquired or agreed to acquire any Person or sold, leased, transferred or otherwise disposed of any assets except for fair value in the ordinary course of business; provided that no Company Vessels shall have been disposed of without the consent of the Purchaser (which consent shall not be unreasonably withheld);

                  (e) made any capital expenditure or commitment therefor, except in the ordinary course of business, provided that any acquisitions of vessels (except one vessel delivered in January 2001 and one vessel currently under construction), or acquisitions of, or improvements to, real property, shall not be considered to be in the ordinary course of business;

                  (f) declared or paid any dividend or made any distribution with respect to any of its equity interests, or redeemed, purchased or otherwise acquired any of its equity interests, or issued, sold or granted any equity interests or any option, warrant or other right to purchase or acquire any such interest;

                  (g) adopted any employee benefit plan or made any change in any existing employee benefit plans or made any bonus or profit sharing distribution or payment of any kind;

                  (h) increased indebtedness for borrowed money, or made any loan to any Person, other than through the issuance of standby or performance letters of credit issued in the ordinary course of business;

                  (i) made any change affecting any banking, safe deposit or power of attorney arrangements;

                  (j) written off as uncollectible any notes or accounts receivable;

                  (k) entered into or amended any employment, severance or similar agreement or arrangement with any director or employee, or granted any increase in the rate of wages, salaries, bonuses, employee advances or other compensation or benefits of any executive officer or other employee, other than any such increase that is both in the ordinary course of business consistent with past practice and in an amount such that, after giving effect thereto, aggregate employee compensation expense (considered on an annualized basis) does not exceed 105% of the aggregate employee compensation expense for any of BTS' or the Companies' fiscal year ended, in the case of BTS, March 31, 2000, in the case of G&B, April 30, 2000, in the case of Gilco, September 30, 2000, in the case of GCB, March 31, 2000, and in the case of C&C, December 31, 2000;

                  (l) cancelled, waived, released or otherwise compromised any debt, claim or right, except as permitted under clause (j);

                  (m) made any change in any method of accounting or tax reporting principle or practice;

                  (n) suffered the termination, suspension or revocation of any license or permit necessary for the operation of its business or any of the Company Vessels;

                  (o) entered into any transaction other than on an arm's-length basis;

                  (p) suffered any damage, destruction or loss (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on any of the Companies; or

                  (q) agreed, whether or not in writing, to do any of the foregoing.

                  4.10 Contracts.

                  (a) Except as set forth on Schedule 4.10 and the Schedules to
Section 4.16 hereof, none of the Companies is a party to: (i) any collective bargaining agreement; (ii) any Contract with any employee; (iii) any Contract containing any covenant limiting its freedom to engage in any line of business or to compete with any Person; (iv) any Contract containing an obligation to guarantee or indemnify any other Person; (v) any joint venture, partnership or similar Contract involving a sharing of profits or expenses; (vi) any Contract under which any of the Companies is the licensee or licensor of patents, copyrights, trademarks, applications for any of the foregoing or any other intellectual property rights of any nature; (vii) any Contract between any of the Companies and any of their Affiliates; (viii) any Contract under which any of the Companies has borrowed any money or issued any note, bond or other evidence of indebtedness for borrowed money or guaranteed indebtedness for money borrowed by others; (ix) any hedge, swap, exchange, futures or similar Contracts; or (x) any Contract that has had or may have a Material Adverse Effect on any of the Companies. The Contracts which are required to be set forth on Schedule 4.10 hereof are referred to herein collectively as the "Companies' Material Contracts" and each, individually, as a "Company Material Contract."
Schedule 4.10 contains a brief description (including the names of the parties and the date and nature of the agreement) of each Company Material Contract.

                  (b) There is no existing material breach by any of the Companies of any Company Material Contract and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a breach. There is not pending nor, to the knowledge of any of the Companies, threatened, any claim that any of the Companies has breached any of the terms or conditions of any Company Material Contract and, to the knowledge of any of the Companies, no other parties to such Contracts have breached any of their terms or conditions. The Purchaser will be provided with a complete and accurate copy of each Contract listed on Schedule 4.10 prior to Closing.

                  (c) Except to the extent accrued as a liability on the December Balance Sheet, no amounts are payable, or will become payable, (i) pursuant to the Construction Contract, dated November 8, 1999, by and between Bollinger Shipyards Lockport, LLC, G&B and Gilco (together with any and all supplements or amendments thereto, the "Construction Contract") in connection with the delivery of the remaining vessel being constructed thereunder or otherwise and (ii) in connection with placing such vessel in service (except for the costs of groceries, fuel and stores, which shall not exceed $25,000 in the aggregate). The delivery date for the remaining vessel to be constructed pursuant to the Construction Contract is April 9, 2001. The Seller has no reason to believe that such vessel will be delivered to G&B and Gilco later than such date.

                  4.11 Properties and Leases other than Vessels.

                  (a) With respect to assets other than vessels and except for assets disposed of for adequate consideration in the ordinary course of business and which are not material to the operation of their business individually or in the aggregate, each of the Companies has good and marketable title to all real property and all other properties and assets accounted for as belonging to such Company reflected in the December Balance Sheet free and clear of all Liens, except for (i) Liens that secure indebtedness that is properly reflected in the December Balance Sheet; (ii) Permitted Liens, provided that the obligations collateralized by such Permitted Liens are not delinquent or are being contested in good faith; (iii) such imperfections of title and encumbrances, if any, as do not in the aggregate materially detract from the value or materially interfere with the present use of any such properties or assets or the potential sale of any such properties and assets; (iv) capital leases and leases of such properties, if any, to third parties for fair and adequate consideration and (v) Liens for Taxes accrued but not yet payable. Schedule 4.11 contains a list of
(A) all Liens (other than Permitted Liens and Liens for Taxes accrued but not yet payable) on property other than vessels collateralizing indebtedness on the December Balance Sheet, (B) any guaranty or other credit support arrangement pursuant to which any of the Companies has guaranteed an obligation of any Affiliate where assets other than vessels are the collateral and (C) certain items of personal property not owned by any of the Companies. Except as set forth on Schedule 4.11(a), the Companies own, or have valid leasehold interests in, all properties and assets, other than vessels, used in the conduct of their business.

                  (b) With respect to each lease of real property and material amount of personal property (other than vessels) to which any of the Companies is a party, (i) each of the Companies has a valid leasehold interest in such real property or personal property; (ii) such lease is in full force and effect in accordance with its terms; (iii) all rents and other monetary amounts that have become due and payable thereunder have been paid in full; (iv) no waiver, indulgence or postponement of the obligations thereunder has been granted by the other party thereto; (v) there exists no material default (or an event that, with notice or lapse of time or both would constitute a material default) under such lease; (vi) none of the Companies has violated any of the terms or conditions under any such lease; (vii) to the knowledge of any of the Companies, there has been no (A) condition or covenant to be observed or performed by any other party under any such lease that has not been fully observed and performed and (B) in the case of each prime lease concerning demised premises subleased to any of the Companies, condition or covenant to be observed or performed by each party thereto that has not been fully observed and performed and there does not exist any event of default or event, occurrence, condition or act that, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under any such prime lease; and (viii) the transactions described in this Agreement will not constitute a default under or cause for termination or modification of such lease.

                  (c) On the Closing Date, the Companies will not have any lease with any Affiliate of the Companies except as the Purchaser may approve in writing.

                  (d) Schedule 4.11(d) contains a list of all real property owned by each of the Companies and a list of all leases, other than with respect to vessels, to which each of the Companies is a party, which list includes a reasonable description of the location and approximate square footage of each property, whether owned or leased, and the term of each such lease, including all renewal options. Complete and correct copies of each lease will be delivered to the Purchaser prior to Closing.

                  4.12 Condition of the Companies' Assets Other than Vessels. All of the tangible assets of the Companies (other than vessels) are currently in good and usable condition, ordinary wear and tear excepted, and are being used in the business of the Companies. There are no defects in such assets or other conditions that in the aggregate have or would be reasonably likely to have, a Material Adverse Effect on the Companies. Such assets and the other properties being leased by each of the Companies pursuant to the leases described on Schedule 4.11(d), together with the assets described in Schedule 4.11(a) and the vessels listed on Schedule 4.13(a), constitute all of the operating assets being utilized by the Companies in the conduct of their business and such assets are sufficient in quantity and otherwise adequate for the operations of the Companies as currently conducted.

                  4.13 Vessels.

                  (a) Schedule 4.13(a) hereto sets forth a list of all vessels owned, leased, chartered or managed by each of the Companies on the date hereof and the Coast Guard Official Number of each (such vessels, including related spare parts, stores and supplies, being referred to herein as "Company Vessels"). No Company Vessel is either laid up or being held for sale on the date hereof. All Company Vessels are wholly owned by the Companies and the Companies have good title to each such vessel free and clear of all Liens, except for (i) Liens that collateralize indebtedness that is properly reflected in the December Balance Sheet; (ii) Liens for Taxes accrued but not yet payable;
(iii) Permitted Liens, provided that the obligations collateralized by such Permitted Liens are not delinquent or are being contested in good faith and, except with respect to the matters disclosed on Schedule 4.19, in no event shall such contested obligations, individually or in the aggregate, exceed $50,000 in the aggregate. Schedule 4.13(a) contains a list of all Liens (other than Permitted Liens that collateralize obligations that are not delinquent or that are being contested in good faith and, except with respect to the matters disclosed on Schedule 4.19, do not exceed $50,000 in the aggregate) on vessels collateralizing indebtedness on the December Balance Sheet and any guaranty or other credit support arrangement pursuant to which any of the Companies has guaranteed an obligation of any Affiliate where vessels are the collateral.

                  (b) No Company operates any vessel other than the vessels owned by the Companies and listed on Schedule 4.13(a).

                  (c) With respect to each Company Vessel and except as indicated on Schedule 4.13(c), (i) such Company Vessel is lawfully and duly documented under the flag of the nation listed on Schedule 4.13(a) for such Company Vessel, (ii) such Company Vessel is afloat and in satisfactory operating condition for charter, (iii) such Company Vessel holds in full force and rights required for operation in the manner vessels of its kind are being operated in the geographical area in which such Company Vessel is presently being operated,
(iv) to the knowledge of any of the Companies, no event has occurred and no condition exists (other than normal wear and tear) that would materially or adversely affect the condition of such Company Vessel the cost of which to repair, individually or in the aggregate, exceeds $75,000, and (v) with respect to any Company Vessel which is classed, such vessel is in class, free of any recommendations of which any of the Companies has been informed.

                  4.14 Suppliers and Customers. To the knowledge of any of the Companies (a) no supplier providing products, materials or services to any of the Companies intends to cease selling such products, materials or services to any of the Companies or to limit or reduce such sales to any of the Companies or materially alter the terms or conditions of any such sales and (b) no customer of any of the Companies intends to terminate, limit or reduce its or their business relations with any of the Companies.

                  4.15 Employee Matters.

                  (a) Schedule 4.15 sets forth the name, title, current annual compensation rate (including bonus and commissions, but separately identifying salary or hourly rate), accrued bonus, accrued sick leave, accrued severance pay and accrued vacation benefits of each officer of each of the Companies, and a list of all employment, consulting, employee confidentiality or similar Contracts to which any of the Companies is a party. Copies of organizational charts, any employee handbook(s), and any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended, will be provided to the Purchaser prior to Closing.

                  (b) Each of the following is true with respect to each of the
Companies:

                  (i) each of the Companies is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act, and there is no proceeding pending or, to the knowledge of any of the Companies, threatened or, to the knowledge of any of the Companies, any pending or threatened investigation against it relating to any thereof and, to the knowledge of any of the Companies, there is no basis for any such proceeding or investigation;

                  (ii) to the knowledge of any of the Companies, none of the employees of any such Company is a member of, or represented by, any labor union and there are no efforts being made to unionize any of such employees; and

                  (iii) to the knowledge of each of the Companies, there are no charges or complaints of, or proceedings involving, discrimination or harassment (including but not limited to discrimination or harassment based upon sex, age, marital status, race, religion, color, creed, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of each of the Companies, threatened, nor, to the knowledge of each of the Companies, is there any pending or threatened investigation including, but not limited to, investigations before the

         Equal Employment Opportunity Commission or any federal, state or local agency or court, with respect to any such member.

                  4.16 Employee Benefit Plans. With respect to each of the
Companies:

                  (a) Schedule 4.16(a) lists each Employee Plan that each of the Companies maintains, administers, contributes to, or has any contingent liability with respect to. The Companies will provide to the Purchaser prior to Closing a true and complete copy of each such Employee Plan, current summary plan description (and, if applicable, related trust documents), and all amendments thereto and written interpretations thereof, together with (i) the three most recent annual reports prepared in connection with each such Employee Plan (Form 5500); (ii) the most recent actuarial report, if any, and trust reports prepared in connection with each Employee Plan; (iii) all material communications received from or sent to the Internal Revenue Service ("IRS") or the Department of Labor within the last two years (including a written description of any material oral communications); (iv) the most recent IRS determination letter with respect to each Employee Plan, if applicable, and the most recent application for a determination letter, if applicable; (v) all insurance contracts or other funding arrangements; and (vi) the most recent actuarial study of any post-employment life or medical benefits provided, if any.

                  (b) Schedule 4.16(b) identifies each Benefit Arrangement that each of the Companies maintains, administers, contributes to, or has any contingent liability with respect to. The Companies have furnished to the Purchaser copies or descriptions of each Benefit Arrangement and any of the information set forth in Section 4.17(a) applicable to any such Benefit Arrangement. Each Benefit Arrangement has been maintained and administered in substantial compliance with its terms and with the requirements (including reporting requirements) prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

                  (c) Benefits under any Employee Plan or Benefit Arrangement are as represented in such documents, including amendments thereto, and, to the knowledge of the Companies, have not been increased or modified (whether written or not written) subsequent to the dates of such documents. None of the Companies has communicated to any employee or former employee any intention or commitment to modify any Employee Plan or Benefit Arrangement or to establish or implement any other employee or retiree benefit or compensation arrangement.

                  (d) No Employee Plan is (i) a Multiemployer Plan, (ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Companies has ever maintained or become obligated to contribute to any employee benefit plan (i) that is subject to Title IV of ERISA (a "Title IV Plan"), (ii) to which Section 412 of the Code applies, or (iii) that is a Multiemployer Plan. None of the Companies has within the last five years engaged in, or is a successor corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA.

                  (e) Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to the date hereof, and no event has occurred since such adoption that would adversely affect such qualification and each trust created in connection with each such Employee Plan forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. A favorable determination letter has been issued by the IRS as to the qualification of each such Employee Plan under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, except where the Employee Plans have not yet been amended to comply with recent legislation (including, without limitation, the Small Business Protection Act of 1996, the Taxpayer Relief Act of 1997, and the Internal Revenue Restructuring Reform Act of 1998) because there is not yet a legal requirement to do so. Except as disclosed on
Schedule 4.16(e), each Employee Plan has been maintained and administered in compliance with its terms and with the requirements (including reporting requirements) prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

                  (f) Full payment has been made of all amounts that any of the Companies is or has been required to have paid as contributions to or benefits due under any Employee Plan or Benefit Arrangement under applicable law or under the terms of any such plan or any arrangement.

                  (g) None of the Companies, nor any of their respective directors, officers or employees has engaged in any transaction with respect to an Employee Plan that could subject the Companies to a tax, penalty or liability for a prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code. None of the assets of any Employee Plan are invested in employer securities or employer real property.

                  (h) To the knowledge of any of the Companies, there are no facts or circumstances that give rise to any liability under Title I of ERISA.

                  (i) None of the Companies has any current or projected liability in respect of post-retirement or post-employment medical, death or life insurance, welfare benefits for retired, current or former employees, except as required to avoid excise tax under Section 4980B of the Code.

                  (j) Except as disclosed on Schedule 4.16(j), there is no litigation, administrative or arbitration proceeding or other dispute pending or threatened that involves any Employee Plan or Benefit Arrangement that could reasonably be expected to result in a liability to any of the Companies or the Purchaser.

                  (k) Except as disclosed on Schedule 4.16(k), no employee or former employee of any member of any of the Companies will become entitled to any bonus, employee advance, retirement, severance, job security or similar benefit or enhanced benefit (including acceleration of an award, vesting or exercise of an incentive award) or any fee or payment of any kind solely as a result of any of the transactions contemplated hereby and no such disclosed payment constitutes a parachute payment described in Section 280G of the Code.

                  (l) Except as disclosed in Schedule 4.16(l), no Employee Plan provides health, medical, death or survivor benefits to any stockholders or directors who are not employees.

                  4.17 Tax Matters. Each of the following is true with respect to each of the Companies to the extent applicable to such Company:

                  (a) All Tax Returns have been, or prior to Closing will be, timely filed by (or on behalf of) each of the Companies in accordance with all applicable laws; all Taxes that are due, or claimed by any taxing authority to be due by each of the Companies have been or will be timely paid by the stockholders of each of the Companies; all Tax Returns of (or including) each of the Companies have been properly completed in compliance with all applicable laws and regulations and are true, complete and correct in all material respects and such Tax Returns are not subject to penalties under Section 6662 of the Code (or any corresponding provision of state, local or foreign tax law). With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, each of the Companies, as the case may be, has made due and sufficient current accruals for such Taxes on the December Balance Sheet;

                  (b) There are no outstanding agreements, consents, waivers or arrangements extending or have the effect of extending the statutory period of limitation applicable (A) to file any Tax Return or (B) for assessment or collection of any Taxes due by any of the Companies for any period prior to the date hereof, and none of the Companies has been requested to enter into any such agreement, consent, waiver or arrangement;

                  (c) There are no Liens with respect to Taxes (other than for current Taxes not yet due and payable) upon any of the assets of any of the Companies;

                  (d) All material elections with respect to Taxes affecting each of the Companies are set forth in Schedule 4.17(d);

                  (e) All Taxes that each of the Companies is required by law to withhold or collect (including Taxes required to be withheld and collected from employee wages, salaries and other compensation) have been duly withheld or collected, and have been timely paid over to the appropriate governmental authorities;

                  (f) The United States federal income Tax Returns of each of the Companies have been examined by the IRS or the periods covered by such Tax Returns have been closed by applicable statute of limitations, for all periods through December 31, 1996. The state, local and foreign Tax Returns of each of the Companies have been examined by and settled with the relevant taxing authorities, or the periods covered by such Tax Returns have been closed by applicable statute of limitations, for all periods through December 31, 1996. All deficiencies claimed, proposed or asserted or assessments made as a result of such examinations or any other examinations of any of the Companies have been fully paid or fully settled, and no issue has been raised by any federal, state, local or foreign taxing authority in any such examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. Schedule 4.17(f) sets forth each state, local and foreign jurisdiction in which any of the Companies has, in the last three years, filed a Return. Schedule 4.17(f) lists all types of Taxes paid by or on behalf of any of the Companies;

                  (g) No Tax audits or other administrative proceedings are pending with regard to any Taxes for which any of the Companies may be liable and none of the Companies have received any notice from any taxing authority that it intends to conduct such an audit or commence such an administrative proceeding. No assessment of Taxes is proposed against any of the Companies or their respective assets;

                  (h) No claim with respect to any of the Companies has been made by a taxing authority in a jurisdiction where such Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction;

                  (i) None of the Companies is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "parachute payments" within the meaning of Code Section 280G (or any comparable provision of state or local law);

                  (j) None of the Companies (nor any Person on behalf of the Companies) has agreed, nor is it required, to make any adjustment under Code
Section 481(a) (or any comparable provision of state or local law) by reason of a change in any accounting method or otherwise, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of any of the Companies. Neither the IRS nor any comparable taxing authority has proposed to any of the Companies in writing or, to the knowledge of any of the Companies, otherwise proposed any such adjustment or change in accounting method.

                  (k) None of the Companies (nor any Person on behalf of the Companies) has (i) filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by it, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provisions of state, local or foreign law with respect to the Company, or (iii) requested any extension of time within which to file any Tax Return, which has not since been filed;

                  (l) None of the assets of any of the Companies is property that such company is required to treat as being owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the Tax Reform Act of 1986;

                  (m) None of the assets of any of the Companies (i) is subject to Section 168(g)(1)(A) of the Code, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h) of the Code, (iii) constitutes "tax exempt bond financed property" with the meaning of Section 168(g) of the Code, or (iv) constitutes "limited use property" within the meaning of Rev. Proc. 76-30;

                  (n) None of the Companies has made a deemed dividend election under Section 1.1502-32(f)(2) of the Treasury Regulations or a consent dividend election under Section 565 of the Code; (o) None of the Companies has ever been a member of an affiliated group of corporations filing a consolidated combined or unitary Tax Return;

                  (p) None of the Companies is (or has ever been) a party to any tax sharing agreement nor has any of the Companies assumed the tax liability of any other Person under contract or entered any other agreement in respect of Taxes;

                  (q) The Seller is not a foreign person within the meaning of
Section 1445 of the Code;

                  (r) None of the Companies is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities;

                  (s) No power of attorney with respect to any Tax matter of any of the Companies is currently in force;

                  (t) The Purchaser will receive prior to the Closing complete copies of (i) all federal, state, local and foreign Tax Returns of each of the Companies, and (ii) any audit report relating to Taxes due from or with respect to each of the Companies their income, assets or operations;

                  (u) Each of the Companies and their respective stockholders have made a valid election to treat the respective Companies as, and each of the Companies has qualified as, S corporations under the Code (and the equivalent provisions under state, local and foreign law in all jurisdictions in which each of the Companies is subject to Tax on its income or is required to file a Tax Return) at all times during their respective existence and each of the Companies will be an S corporation up to the Closing Date; and

                  (v) None of the Companies would be liable for any Tax under
Section 1374 of the Code if its assets were sold for their fair market value as of the Closing Date. None of the Companies has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which such Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

                  4.18 Litigation. Except as disclosed on Schedule 4.18, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of any of the Companies, threatened before any court, any governmental agency or instrumentality or any arbitration panel, against or affecting any of the Companies or, to the knowledge of any of the Companies, any of the directors or officers of the foregoing. To the knowledge of any of the Companies, no facts or circumstances exist that would be likely to result in the filing of any such action that would have a Material Adverse Effect on any of the Companies. Except as disclosed on Schedule 4.18, none of the Companies is subject to any currently pending judgment, order or decree entered in any lawsuit or proceeding. All matters listed on Schedule 4.18 are adequately covered by insurance.

                  4.19 Insurance.

                  (a) Schedule 4.19(a) contains a list of the insurance policies that each of the Companies currently maintains with respect to its business, vessels, properties and employees as of the date hereof, each of which is in full force and effect and a complete and correct copy of each will be delivered to the Purchaser prior to Closing. All insurance premiums currently due with respect to such policies have been paid and none of the Companies is otherwise in default with respect to any such policy, nor any of the Companies failed to give any notice or, to the knowledge of any of the Companies, present any claim under any such policy in a due and timely manner. There are no outstanding unpaid claims under any such policy other than any pending claims under any of the Companies' insurance policies, the amount of which claims have been recorded as a receivable and all of which are fully collectible. None of the Companies has received notice of cancellation or non-renewal of any such policy. Such policies are sufficient for compliance with all requirements of law and all agreements to which any of the Companies is a party.

                  (b) None of the Companies is or has ever been a member of any protection or indemnity club.

                  4.20 Environmental Compliance.

                  (a) Except as set forth on Schedule 4.20(a), each of the Companies is and, to the knowledge of any of the Companies, at all times in the past has been, in compliance with all Environmental Laws and each of the Companies possesses all necessary licenses, permits, authorizations, and other approvals and authorizations that are required under the Environmental Laws ("Environmental Permits").

                  (b) Except as set forth on Schedule 4.20(b), none of the Companies is, nor has been, subject to any pending or, to the knowledge of any of the Companies, threatened investigations, administrative or judicial proceedings pursuant to, or has received any notice of any violation of, or claim alleging liability under, any Environmental Laws, and, to the knowledge of any of the Companies, no facts or circumstances exist that would be likely to result in a claim, citation or allegation against any of the Companies for a violation of, or alleging liability under, any Environmental Laws.

                  (c) Except as set forth on Schedule 4.20(c), there are no above ground or underground tanks of any type (including tanks storing gasoline, diesel fuel, oil or other petroleum products) or disposal sites for hazardous substances, hazardous wastes or any other waste, located on or under the real estate currently owned, leased or used by any of the Companies and, to the knowledge of any of the Companies, there were no such disposal sites located on or under the real estate previously owned, leased or used by any of the Companies on the date of the sale thereof by any of the Companies or during the period of lease for use by any of the Companies.

                  (d) Except in the ordinary course of business or as listed on
Schedule 4.20(d), and in all cases in compliance with Environmental Laws, none of the Companies has engaged any third party to handle, transport or dispose of Hazardous Substances (including for this purpose but not limited to, gasoline, diesel fuel, oil or other petroleum products, or bilge waste) on its behalf. The disposal by each of the Companies of its hazardous substances and wastes has been in compliance with all Environmental Laws.

                  (e) To the knowledge of any of the Companies, no asbestos or asbestos containing materials have been used in the construction, repair, fitting out or retrofitting of any of the Company Vessels.

                  4.21 Compliance With Law; Permits. Except with respect to Environmental Laws, which is the subject of Section 4.21, the following statements are true and correct:

                  (a) The operations and activities of each of the Companies complies with all applicable laws, regulations, ordinances, rules or orders of any federal, state or local court or any governmental authority except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on any of the Companies.

                  (b) Each of the Companies possesses all governmental licenses, permits and other governmental authorizations that are (i) required under all federal, state and local laws and regulations for the ownership, use and operation of its assets or (ii) otherwise necessary to permit the conduct of its business without interruption, and such licenses, permits and authorizations are in full force and effect and have been and are being fully complied with by it except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on the Companies. None of the Companies has received any notice of any violation of any of the terms or conditions of any such license, permit or authorization and, to the knowledge of any of the Companies, no facts or circumstances exist that could form the basis of a revocation, claim, citation or allegation against it for a violation of any such license, permit or authorization. No such license, permit or authorization or any renewal thereof will be terminated, revoked, suspended, modified or limited in any respect as a result of the transactions contemplated by this Agreement except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on any of the Companies.

                  4.22 Interests in Clients, Suppliers, Etc. Except as set forth on Schedule 4.22, no officer or director of any of the Companies possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation or business organization (other than the Purchaser) that is a supplier, customer, lessor, lessee, or competitor or potential competitor of any of the Companies or that has entered into any contract with any of the Companies. Ownership of less than 1% of any class of securities of a company whose securities are registered under the Exchange Act will not be deemed to be a financial interest for purposes of this Section 4.22.

                  4.23 Transactions With Related Parties.

                  (a) Schedule 4.23(a) lists all transactions between January 1, 2000 and the date of this Agreement involving, or for the benefit of, any of the Companies, on the one hand, and any director or officer of any of the Companies or Affiliate of such director or officer, on the other hand, including (i) any debtor or creditor relationship, (ii) any transfer or lease of real or personal property or charter or management of any Company Vessel, and (iii) purchases or sales of products or services.

                  (b) Schedule 4.23(b) lists (i) all agreements and claims of any nature that any officer or director of any of the Companies or any Affiliate (other than any of the Companies) of such officer or director has with or against any of the Companies as of the date of this Agreement that are not identified on the December Balance Sheet or the notes thereto and (ii) all agreements and claims of any nature that any of the Companies has with or against any officer or director of any of the Companies or any Affiliate (other than any of the Companies) of such officer or director as of the date of this Agreement that are not identified on the December Balance Sheet or the notes thereto.

                  4.24 Broker's and Finder's Fee. No agent, broker, person or firm acting on behalf of any of the Companies is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated herein.

                  4.25 Capital Construction Fund. No Company has made any deposit to a Capital Construction Fund in respect of any fiscal period subsequent to its most recently completed fiscal year (April 30, 2000 in the case of G&B, September 30, 2000 in the case of Gilco, March 31, 2000 in the case of GCB and December 31, 2000 in the case of C&C).

                  4.26 Significant Subsidiary. The Companies do not, either individually or taken together as a group, constitute a "significant subsidiary" of the Purchaser within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act of 1934, as amended.

                  4.27 No Interest in Competitive Businesses. The Seller does not have any interest in (whether as an owner, principal, shareholder, partner, joint venturer or member (excluding ownership of less than 5% of the capital stock of any class of a publicly-held corporation) or as a director, officer, lender, agent, consultant or independent contractor), any national or regional offshore crewboat, offshore utility, environmental response, towing or supply vessel service organization, or similar activity which competes with the Companies or any of their affiliates.

                  4.28 Entire Business. The assets, properties, rights and services to be acquired by the Purchaser pursuant to this Agreement, the Minority Stock Purchase Agreement, the Employment Matters Side Letter and the Real Property Lease constitute all the assets, properties, rights and services used in, or necessary for the operation of, the business of the Companies as conducted prior to the Closing Date.


                  4.29 Intercompany Transactions. None of the income or earnings of any of the Companies for its taxable year beginning May 1, 2000 in the case of G&B, October 1, 2000 in the case of Gilco, April 1, 2000 in the case of GCB, and January 1, 2001 in the case of C&C relate to any intercompany transactions between the Companies.

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser hereby represents and warrants to the Seller that:

                  5.1 Organization and Citizenship.

                  (a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) The Purchaser is a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended for the purposes of owning and operating vessels in the U.S. coastwise trade.

                  5.2 Authority; Enforceable Agreements.

                  (a) The Purchaser has the requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Agreements by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser.

                  (b) This Agreement has been duly executed and delivered by the Purchaser and (assuming due execution and delivery by the Seller constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. The other Transaction Agreements, upon the execution hereof and thereof by the Purchaser (assuming due execution and delivery by the other parties thereto), constitute, or will constitute, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

                  5.3 No Conflicts or Consents.

                  (a) Neither the execution, delivery or performance of the Transaction Agreements by the Purchaser, nor the consummation of the transactions contemplated thereby, will (i) violate, conflict with, or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or accelerate the performance required by, or result in the creation of any adverse claim against any of the properties or assets of the Purchaser under (A) the certificate of incorporation, by-laws or other organizational documents of the Purchaser or (B) any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to which the Purchaser is a party, or by which any of its assets are bound, or (ii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation of any governmental body to which the Purchaser is subject or by which any of its assets are bound.

                  5.4 Litigation. There are no Legal Proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

                  5.5 Investment Intention. The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act") thereof. Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

                  5.6 Broker's and Finder's Fees. No agent, broker, person or firm acting on behalf of the Purchaser is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated herein.

                  5.7 Sophistication of the Purchaser. The Purchaser is a sophisticated and experienced operator of marine vessels in the oil service business. As of the Closing Date, the Purchaser acknowledges that the Seller has made available to it and its advisors the opportunity to evaluate the Companies, their vessels, their assets and their business and the merits and risks of this investment. As of the Closing Date, the Purchaser acknowledges that it and its advisors, consultants and counsel have been furnished all materials that it or they have requested relating to the Companies, the vessels and other assets of the Companies, their business, affairs, personnel and contracts, and have been provided answers to all questions and complete access to any other information that it or they deem relevant, necessary or appropriate to evaluate the risks and merits associated with an investment in the Companies. As of the Closing Date, representatives of the Purchaser have met with management of the Companies and had an opportunity to ask questions of and receive satisfactory answers from management about all information that such representatives of the Purchaser deemed relevant in making a determination whether to invest in the Companies.

                                   ARTICLE VI

                                    COVENANTS

                  6.1 Access to Information. The Seller agrees that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of each of the Companies, (including, without limitation, inspections of vessels and undertaking environmental diligence on the properties of the Companies (whether owned or leased), including preparation of a Phase I environmental report and such other environmental studies and investigations as the Purchaser considers necessary or appropriate) and such examination of the books, records and financial condition of each of the Companies, as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Seller shall cooperate, and shall cause each of the Companies, to cooperate, fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement. In order that the Purchaser may have full opportunity to make such physical, business, environmental, accounting and legal review, examination or investigation as it may reasonably request of the affairs of each of the Companies, the Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of each of the Companies to cooperate fully with such representatives in connection with such review and examination.

                  6.2 Conduct of the Business Pending the Closing.

                  (a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Seller shall, and shall cause each of the Companies to:

                  (i) conduct the respective businesses of each of the Companies only in the ordinary course consistent with past practice;

                  (ii) use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of each of the Companies and (B) preserve its present relationship with Persons having business dealings with each of the Companies;

                  (iii) maintain (A) all of the assets and properties of each of the Companies in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of each of the Companies in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

                  (iv) (A) maintain the books, accounts and records of each of the Companies in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of each of the Companies; and

                  (v) comply in all material respects with applicable laws, including, without limitation, Environmental Laws.

                  (b) Except as otherwise expressly contemplated by this Agreement, the Schedules to the Seller's representatives and warranties hereunder or with the prior written consent of the Purchaser, the Seller shall not, and shall cause each of the Companies not to:

                  (i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, any of the Companies;

                  (ii) transfer, issue, sell or dispose of any shares of capital stock or other securities of any of the Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any of the Companies;

                  (iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of any of the Companies;

                  (iv) amend the certificate of incorporation or by-laws of any of the Companies;

                  (v) (A) increase the annual level of compensation of any employee of any of the Companies, (B) increase the annual level of compensation payable or to become payable by any of the Companies to any of their respective executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, other than in the ordinary course consistent with past practice and in such amounts as are fully reserved against in the December Balance Sheet, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of any of the Companies or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which any of the Companies is a party or involving a director, officer or employee of any of the Companies in his or her capacity as a director, officer or employee of any of the Companies;

                  (vi) except for trade payables, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person;

                  (vii) subject to any Lien (except for Liens that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of any of the Companies;

                  (viii) acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of any of the Companies except, with respect to the items listed on Schedule 6.2(b)(viii) hereto, as previously consented to by the Purchaser;

                  (ix) cancel or compromise any debt or claim or waive or release any material right of any of the Companies except in the ordinary course of business consistent with past practice;

                  (x) make any contribution to a Capital Construction Fund in respect of any fiscal period subsequent to its most recently completed fiscal year (April 30, 2000 in the case of G&B, September 30, 2000 in the case of Gilco, March 31, 2000 in the case of GCB and December 31, 2000 in the case C&C) or enter into any other commitment for capital expenditures of any of the Companies in excess of $10,000 for any individual commitment and $50,000 for all commitments in the aggregate;

                  (xi) enter into, modify or terminate any labor or collective bargaining agreement of any of the Companies or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to any of the Companies;

                  (xii) introduce any material change with respect to the operation of any of the Companies, including any material change in the types, nature, composition or quality of its products or services, experience any material change in any contribution of its product lines to its revenues or net income, or, other than in the ordinary course of business, make any change in product specifications or prices or terms of distributions of such products;

                  (xiii) permit any of the Companies to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

                  (xiv) permit any of the Companies to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

                  (xv) permit any of the Companies to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, the Seller or any Affiliate of the Seller;

                  (xvi) depart from any normal drydock and maintenance practices or discontinue replacement of spares in operating its fleet;

                  (xvii) defer any scheduled maintenance on any Company Vessels;

                  (xviii) enter into any charter for its vessels which have a term of longer than 60 days at a fixed rate without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld); or

                  (xix) agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the Seller in this Agreement untrue or incorrect in any material respect as of any time through and including the Effective Time.

                  6.3 Consents. The Seller shall use his best efforts, and the Purchaser shall cooperate with the Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement; provided, however, that neither the Seller nor the Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

                  6.4 Filings with Governmental Bodies.

                  As promptly as practicable after the execution of this Agreement, each party shall, in cooperation with the other, file or cause to be filed any reports, notifications or other information that may be required and shall furnish or cause to be furnished to the other all such information in its possession as may be reasonably necessary for the completion of the reports, notifications or submissions to be filed by the other. Each party hereto agrees to use reasonable commercial efforts to comply and cause its Affiliates to comply in a full and timely manner with any request from a Governmental Body for additional information.

                  6.5 Other Actions. Each of the Seller and the Purchaser shall use reasonable commercial efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and
(ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

                  6.6 Preservation of Records. Subject to Section 9.4(c) hereof (relating to the preservation of Tax records), the Seller and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of each of the Companies for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Seller or the Purchaser or any of their Affiliates or in order to enable the Seller or the Purchaser to comply with their respective obligations under the Transaction Agreements and each other agreement, document or instrument contemplated hereby or thereby. In the event the Seller or the Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

                  6.7 Publicity. Neither the Seller nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Purchaser lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

                  6.8 Confidentiality.

                  (a) From and after the date hereof, the Purchaser and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law (including the rules of any stock exchange or other self regulatory organization), all confidential documents and information concerning the Seller and its Affiliates furnished to the Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement except to the extent that such information can be shown to have been, (A) previously known from sources other than the Seller on a nonconfidential basis by the Purchaser, (B) in the public domain through no fault of the Purchaser or (C) later lawfully acquired by the Purchaser from sources other than the Seller; provided, however, that (1) the Purchaser may disclose any information covered by this Section 6.8 to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement, so long as such Persons are informed by the Purchaser of the confidential nature of such information and are directed by the Purchaser to treat such information confidentially, and (2) after the Closing Date, the Purchaser may disclose any information and documents concerning the Companies. The obligation of the Purchaser and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

                  (b) From and after the date hereof, the Seller and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law (including the rules of any stock exchange or other self regulatory organization), (i) all confidential documents and information concerning the Purchaser, its Affiliates or the Companies furnished to Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, and (ii) with respect to the Companies, all other confidential documents and information in its possession, except to the extent that such information can be shown to have been, in the case of clause (i), (A) previously known from sources other than the Purchaser on a nonconfidential basis by the Seller, (B) in the public domain through no fault of the Seller or (C) later lawfully acquired by the Seller from sources other than the Purchaser and its Affiliates or, in the case of clause (ii), in the public domain through no fault of the Seller; provided, however, that the Seller may disclose any information covered by this Section 6.8 to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement, so long as such Persons are informed by the Seller of the confidential nature of such information and are directed by the Seller to treat such information confidentially. The obligation of the Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

                  (c) In the event of termination of this Agreement for any reason, the Seller and the Purchaser will promptly return or destroy all documents containing nonpublic information so obtained from the other party and any copies made of such documents and any summaries, analyses or compilations made therefrom.

                  6.9 Consultation and Reporting. During the period from the date of this Agreement to the Closing Date, the Seller will, subject to any applicable legal or contractual restrictions, confer on a regular and frequent basis with the Purchaser to report material operational matters and to report on the general status of ongoing operations. Each of the Seller and the Purchaser will notify the other of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations, adjudicatory proceedings, or hearings (or communications indicating that the same may be contemplated) and will keep the other fully informed of such events and permit its representatives prompt access to all materials prepared by or on behalf of such party or served on them, in connection therewith.

                  6.10 Update Schedules. Each party hereto will promptly disclose to the other any information contained in its representations and warranties and on the related schedules that is incomplete or no longer correct; provided, however, that none of such disclosures will be deemed to modify, amend or supplement the representations and warranties of such party, unless the other party consents to such modification, amendment or supplement in writing.

                  6.11 Notification. The Seller shall notify the Purchaser of any vessel that will be drydocked prior to Closing and of any insurable or noninsurable loss prior to Closing.

                  6.12 Taxation.

                  (a) None of the Companies will revoke (nor will any of their stockholders cause such Company to revoke) its election to be taxed as an S corporation within the meaning of Section 1361 and 1362 of the Code. None of the Companies will take or allow any action (nor will any of their stockholders take or allow any action), other than the sale of the Shares pursuant to this Agreement and the Minority Shares pursuant to the Minority Stock Purchase Agreement, that would result in the termination of such Company's status as a validly electing S corporation.

                  (b) Upon the written request of the Purchaser furnished on or before December 1, 2001, the Seller agrees to prepay to the State of Louisiana the Prepayment Amount no later than December 31, 2001.

                  (c) None of the income or earnings of any of the Companies for its Stub Period will relate to any intercompany transactions between the Companies, and the amount reported on line 21, computed as if they were a C corporation, of the federal income Tax Return of each of the Companies for their respective Stub Periods will not reflect any such income or earnings.



                  6.13 Documents to be Executed on the Date Hereof. The Purchaser and the Seller shall execute and deliver the Earnest Money Escrow Agreement on the date hereof. It is also contemplated that, on the date hereof, the Earnest Money Escrow Agreement shall be executed and delivered by the Earnest Money Escrow Agent and that the Minority Stock Purchase Agreement and the Employment Matters Side Letter will be executed and delivered by the parties thereto; it being understood and agreed that, notwithstanding anything to the contrary contained herein, this Agreement shall be of no force or effect unless each of the other agreements referenced in this Section 6.13 shall have been executed and delivered by the parties thereto.



                                   ARTICLE VII

                              CONDITIONS TO CLOSING

                  7.1 Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

                  (a) all representations and warranties of the Seller contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Seller contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

                  (b) the Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by him on or prior to the Closing Date;

                  (c) the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by the Seller certifying as to the fulfillment of the conditions specified in Sections 7.1(a) and 7.1(b) hereof;

                  (d) Certificates representing 100% of the Shares shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all Liens;

                  (e) the closing of the purchase and sale of the Minority Shares pursuant to the Minority Stock Purchase Agreement shall occur simultaneously with the Closing pursuant to this Agreement;

                  (f) there shall not have been or occurred any Material Adverse Change;

                  (g) the Seller shall have obtained all consents and waivers referred to in Section 4.5(b) and set forth on Schedule 4.5(b) hereof (except for any necessary transfer of FCC radio licenses), in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement;

                  (h) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller, any of the Companies, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

                  (i) the Seller shall have provided the Purchaser with an affidavit of non-foreign status that complies with Section 1445 of the Code (a "FIRPTA Affidavit");

                  (j) the Purchaser shall have received the written resignations of each director of each Company;

                  (k) [intentionally omitted];

                  (l) the Seller or the Companies, as the case may be, shall have executed and delivered the Employment Agreement and the Incremental Tax Payment Escrow Agreement;

                  (m) satisfactory completion by the Purchaser of due diligence on each of the Companies including, without limitation, inspection of the properties of the Companies and the Company Vessels, analysis of potential environmental, Tax and other liabilities, review of the Companies' Material Contracts and the other matters identified on the Schedules hereto and to the Employment Matters Side Letter, and review of the financial statements and records of the Companies (it being understood that only if, in the good faith belief of the Purchaser, any such matter or matters, individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect, the Purchaser may deem the condition contained in this Section 7.1(m) not to have been satisfied);

                  (n) Gilbert Cheramie, or his legal representatives, and Gilco shall have executed and delivered the real property lease in substantially the form of Exhibit C hereto (the "Real Property Lease");

                  (o) GCB and C&C shall each have waived their rights of first refusal in connection with the transactions contemplated by the Minority Stock Purchase Agreement; and

                  (p) the Purchaser shall have received a letter from the Companies' insurance broker (the "Companies' Insurance Broker"), in form and substance reasonably satisfactory to the Purchaser, stating that each of the insurance policies set forth on Schedule 4.19(a) is in full force and effect, all insurance premiums currently due with respect to each such policy has been paid (the "Insurance Letter").

                  7.2 Conditions Precedent to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable law):

                  (a) all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

                  (b) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

                  (c) the Seller shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Seller) executed by the Chief Executive Officer and Chief Financial Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b);

                  (d) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

                  (e) the Seller shall have obtained the consents referred to in clause (b) of Schedule 4.5 if, as and to the extent such consents are required by applicable laws, rules, regulations or contracts; and

                  (f) the Purchaser shall have executed and delivered the Incremental Tax Payment Escrow Agreement.

                                  ARTICLE VIII

                            DOCUMENTS TO BE DELIVERED

                  8.1 Documents to be Delivered by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

                  (a) stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers duly executed in blank and with all requisite stock transfer tax stamps attached;

                  (b) the certificates referred to in Section 7.1(c) and 7.1(d) hereof;

                  (c) the opinion of Phelps Dunbar, L.L.P., counsel to the Seller, in substantially the form of Exhibit D hereto;

                  (d) the Incremental Tax Payment Escrow Agreement, duly executed by the Seller;

                  (e) the Employment Agreement, duly executed by the Seller and each of the Companies;

                  (f) the Real Property Lease, duly executed by Gilbert Cheramie, or his legal representatives, and Gilco;

                  (g) the waivers of rights of first refusal referred to in
Section 7.1(o) hereof, from each of GCB and C&C;

                  (h) the Insurance Letter, signed by the Companies' Insurance Broker;

                  (i) written resignations of each of the directors of the Companies;

                  (j) duly executed FIRPTA Affidavits for the Seller;

                  (k) certificates of good standing with respect to each of the Companies issued by the Secretary of State of the State of Louisiana and for each state in which each of the Companies is qualified to do business as a foreign corporation; and

                  (l) such other documents as the Purchaser shall reasonably request.

                  8.2 Estimated Purchase Price and Documents to be Delivered by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller the following:

                  (a) the Estimated Purchase Price in the amount and method specified in Section 2.2(b);

                  (b) the certificates referred to in Section 7.2(e) hereof;

                  (c) the opinion of Weil, Gotshal & Manges LLP, counsel to the Purchaser, in substantially the form of Exhibit E hereto;

                  (d) the Incremental Tax Payment Escrow Agreement, duly executed by the Purchaser; and

                  (e) such other documents as the Seller shall reasonably request.

                                   ARTICLE IX

                                 INDEMNIFICATION

                  9.1 Non-Tax Indemnification.

                  (a) Subject to Section 9.2 hereof, the Seller hereby agrees to indemnify and hold the Purchaser, the Companies, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

                  (i) any and all liabilities, losses, obligations, damages, costs and expenses (collectively, "Losses") of the Companies of every kind, nature and description, absolute or contingent, existing as against any of the Companies prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date (including, without limitation, the cost of any environmental remediation and any costs associated with the matters set forth on
         Schedule 4.18) except to the extent that the same have been fully provided for (and accrued and applied as a liability) in the December Balance Sheet and net of any amounts actually recovered by the Companies under insurance policies, or other similar reimbursement arrangements, which reduce or relate to the Losses that are or would otherwise be sustained (in each case net of the costs of recovery of such amounts);

                  (ii) subject to Section 10.3, any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Seller set forth in Article IV hereof or of BTS set forth in the Employment Matters Side Letter, or any representation or warranty contained in any certificate delivered by or on behalf of the Seller pursuant to this Agreement or BTS under the Employment Matters

         Side Letter, to be true and correct in all respects as of the date made;

                  (iii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Seller under this Agreement or BTS under the Employment Matters Side Letter;

                  (iv) any and all Losses arising out of or resulting from the failure by any of the Companies to collect such Company's accounts receivable as set forth on the December Balance Sheet;

                  (v) any and all Losses (A) arising out of or based upon or with respect to any Employee Benefit Plan or Pension Plan or any other "employee benefit plan" within the meaning of Section 3(3) of ERISA maintained by, contributed to or to which there is or was an obligation to contribute to by Seller, any of the Companies, or any ERISA Affiliate and (B) as a result of any claim made with respect to employment prior to or on the Closing Date with any of the Companies including, without limitation, any claim with respect to, relating to arising out of or in connection with discrimination by any of the Companies or wrongful discharge (including constructive discharge); and

                  (vi) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all Losses with respect to which indemnification is provided hereunder.

                  (b) Subject to Section 9.2, the Purchaser hereby agrees to indemnify and hold the Seller and his Affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

                  (i) subject to Section 10.3, any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Article V hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

                  (ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement;

                  (iii) any and all liabilities, losses, obligations, damages, costs and expenses (collectively, "Losses") of the Companies of every kind, nature and description, arising out of the operation of the businesses of the Companies after the Closing Date; and

                  (iv) any and all Expenses incident to the foregoing.

                  9.2 Limitations on Indemnification for Breaches of Representations and Warranties. An indemnifying party shall not have any liability under Section 9.1(a)(i) or (ii) or Section 9.1(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Sections 4.3, 4.16, 4.17, 4.20, 4.24, 4.25 and 5.6 hereof, exceeds $200,000 (the "Basket") and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses. The Seller's liability under this paragraph shall not exceed the aggregate Purchase Price (as adjusted) paid by Purchaser pursuant to this Agreement and the Minority Stock Purchase Agreement (the "Cap").

                  9.3 Non-Tax Indemnification Procedures.

                  (a) In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 9.1 hereof (regardless of the Basket referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder other than any claim for equitable or injunctive relief or remediation, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

                  (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

                  (c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

                  9.4 Tax Matters.

                  (a) Tax Indemnification.

                  (i) Seller agrees (jointly and severally with all other Stockholders) to be responsible for and to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Taxes that may be imposed upon or assessed against any of the Companies or the assets thereof:

                           (A) with respect to all taxable periods ending on or
                  prior to the day prior to the Closing Date and any Taxes allocated to the Seller (and the other Stockholders) pursuant to Section 9.4(b)(iv);

                           (B) arising by reason of any breach or inaccuracy of
                  any of the representations and warranties contained in Section
                  4.17 or Section 4.25 hereof or breach of the covenants contained in Section 6.12 of this Agreement or any other covenant contained in this Agreement with respect to Taxes of the Companies; and

                           (C) with respect to any and all Taxes of any member
                  of a consolidated, combined or unitary group of which any of the Companies (or any predecessor of any of the Companies) is or was a member on or prior to the Closing Date, by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation;

         except to the extent, in the case of any Tax imposed with respect to a period ended or ending on or prior to the day prior to the Closing Date, that such Tax is reserved for as a current Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the December Balance Sheet.

                  The Seller (jointly and severally with all other Stockholders) shall also pay and shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any losses, damages, liabilities, obligations, deficiencies, costs and expenses (including, without limitation, reasonable expenses and fees for attorneys and accountants) ("Related Costs") incurred in connection with the Taxes for which the Seller is responsible to indemnify the Purchaser Indemnified Parties pursuant to this Section 9.4(a) (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes) or the enforcement of this Section 9.4(a).

                  The Purchaser acknowledges that the Seller will not be required to indemnify the Purchaser for any income Taxes that the Purchaser is required to pay as a result of a switch as of the Closing Date from a cash basis to an accrual basis method of accounting.

                  (ii) The Purchaser agrees to indemnify and hold harmless the Seller from and against any and all Taxes (A) of the Companies with respect to any taxable period of the Companies beginning after the Closing Date and (B) attributable to the period allocated to the Purchaser pursuant to Section 9.4(b)(iv).

                  (iii) If any indemnification payment under Article 9 (including, without limitation, this Section 9.4(a)(iii)) is determined to be taxable to the party receiving such payment by any taxing authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Related Costs incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

                  (b) Preparation of Tax Returns; Payment of Taxes.

                  (i) The Seller shall cause each of the Companies to file all the federal, state, local and foreign Tax Returns to be filed by each of the respective Companies prior to the Closing Date and to pay (or cause to be paid) any and all Taxes due with respect to such returns. All Tax Returns described in this Section 9.4(b)(i) shall be prepared in a manner consistent with prior practice unless a past practice has been finally determined to be incorrect by the applicable taxing authority or a contrary treatment is required by applicable tax laws (or judicial or administrative interpretations thereof). The Seller shall cause each of the Companies to provide the Purchaser with copies of such completed Tax Returns at least 10 days prior to the filing date.

                  (ii) Following the Closing, the Purchaser shall be responsible for preparing or causing to be prepared all federal, foreign, state and local Tax Returns required to be filed by or on behalf of each of the Companies after the Closing Date. To the extent any Taxes shown due on any such Tax Return relate to taxable periods (or portions thereof) of a Company ending on or prior to the day prior to the Closing Date, (A) such Tax Return shall be prepared in a manner consistent with prior practice unless otherwise required by applicable tax laws; (B) the Purchaser shall provide the Seller with copies of any Tax Return with respect to Taxes measured on or by income or gross receipts at least 20 days prior to the due date for filing such return (and prior to the due date of such Tax Return in the case of all other Tax Returns); and (C) the Seller shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Returns following receipt thereof. The failure of the Seller to propose any changes to any such Tax Return within 10 days following receipt of such Tax Return (or prior to the due date if the due date is less than 10 days from receipt of such Tax Return) shall be deemed to be an indication of the Seller's (and the other Stockholders) approval thereof. The Seller and the Purchaser shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof. Upon resolution of any disagreements, the Purchaser shall file (or cause to be filed) any such Tax Return and shall, subject to receiving payment from the Seller referred to in Section 9.4(b)(iii), pay the Taxes shown due thereon. In the event that any such disagreement shall not be resolved prior to such due date, the Purchaser shall file (or cause to be filed) any such Tax Return in the manner deemed appropriate by the Purchaser and shall, subject to receiving payment from the Seller referred to in Section 9.4(b)(iii), pay the Taxes shown due thereon; provided, however, that the foregoing shall not in any manner terminate, limit or alter the rights and obligations of the parties hereto under this Article IX, and any disagreements regarding such Tax Return which are not resolved prior to the filing thereof shall be promptly resolved pursuant to Section 9.4(g) which resolution shall be binding on the parties.

                  (iii) Not later than five (5) days before the due date for payment of Taxes with respect to any Tax Return of a Company which the Purchaser has the responsibility to file, the Seller shall pay (or cause to be paid) to the Purchaser an amount equal to that portion of the Taxes of the Company shown on such Tax Return for which the Seller (and the other Stockholders) have an obligation to indemnify the Purchaser Indemnified parties pursuant to the provisions of Section 9.4(a) hereof. In the event a dispute between the Seller and the Purchaser with respect to a Tax Return is not resolved prior to the due date, the Seller shall pay (or cause to be paid) the amount that the Purchaser believes is due to the Purchaser in respect of such Tax Return, and thereafter, the parties shall resolve any disagreement as to such Tax Return in accordance with Section 9.4(f).

                  (iv) The Seller (along with all the other Stockholders) and Purchaser will, unless prohibited by applicable law, close the taxable period of the Companies as of the end of the day on the day prior to the Closing Date. In any case where applicable law does not permit a Company to close its taxable year on the day prior to the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes such date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of such Company beginning before and ending after the day prior to the Closing

         Date shall be allocated (i) to the Seller (along with the other Stockholders) for the period up to and including the day prior to the Closing Date, and (ii) to Purchaser for the period subsequent to the day prior to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the day prior to the Closing Date shall be prepared by the Purchaser and shall be made by means of a closing of the books and records of such Company as of the close of the day prior to the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the day prior to the Closing Date and the period after such date in proportion to the number of days in each such period. The parties agree that for federal income tax purposes, the taxable year of the Companies will close as of the end of the day on the day prior to the day prior to the Closing Date.

                  (c) Cooperation with Respect to Tax Returns. The Purchaser and the Seller agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Companies as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. The Purchaser shall retain (or cause the Companies to retain) in its possession, and shall provide the Seller reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the Seller may specify with respect to Tax matters relating to any taxable period ending on or prior to the day prior to the Closing Date until the relevant statute of limitations has expired. After such time, the Purchaser may dispose of such material, provided that prior to such disposition the Purchaser shall give the Seller a reasonable opportunity to take possession of such materials.

                  (d) Tax Audits.

                  (i) The Seller shall have the right to represent the interests of the Companies in any Tax audit or administrative or court proceeding relating to taxable periods of the Companies which end on or before the day prior to the Closing Date and to employ counsel of the Seller's choice (which is reasonably acceptable to the Purchaser); provided that
         (i) the Seller shall promptly provide the Purchaser with copies of all correspondence, notices and other written materials received from any taxing authority or other governmental entity, (ii) the Seller shall provide the Purchaser the opportunity to review any materials prior to submission to such taxing authority or governmental entity, (iii) the Seller shall consult with the Purchaser as to the anticipated course of action with respect to such proceeding, (iv) the Seller shall not effect a settlement of all or any part of such proceedings without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, and (v) the Purchaser may participate in such proceedings at its own cost and expense.

                  (ii) The Purchaser shall have the sole right to represent the interests of the Companies in all other Tax audits or administrative or court proceedings, provided that to the extent the Seller could be liable under Section 9.4(a) depending on the outcome of the audit or proceeding, the Purchaser shall, but only to the extent directly related to issues that are expected to give rise to the Seller's indemnification obligations (i) provide the Seller copies of all relevant correspondences, notices and other written materials received from any taxing authority or governmental entity, (ii) provide the Seller an opportunity to review any relevant material prior to submission to such taxing authority or governmental entity, or (iii) obtain the Seller's consent (which consent shall not be unreasonably withheld) prior to effecting settlement with respect to such issues.

                  (e) Transfer Taxes. The Seller shall be liable for and shall pay (and shall indemnify and hold harmless Purchaser Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including, without limitation, real property transfer gains taxes, UCC-3 filing fees, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any taxing authority or governmental agency in connection with the transactions contemplated by this Agreement. The Seller hereby agree to file all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

                  (f) Except as otherwise provided in Section 2.3, any dispute as to any matter covered by this Article IX shall be resolved by an independent accounting firm mutually acceptable to the Seller and the Purchaser. The fees and expenses of such accounting firm shall be borne equally by the Seller and the Purchaser.

                  (g) The indemnification provided for in this Section 9.4 shall govern any claim in respect of Taxes of the Companies and the provisions of Sections 9.1 through 9.3 hereof shall not apply to such claims.

                  (h) Any claim for indemnity under this Section 9.4 may be made at any time prior to 60 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic of permissive).

                  9.5 Tax Treatment of Indemnity Payments. The Seller and the Purchaser agree to treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Purchase Price for the G&B Shares or the Gilco Shares, as applicable, for federal, state, local and foreign income tax purposes.

                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

                  "Adjusted Net Current Assets" shall have the meaning ascribed to such term in Section 2.1.

                  "Affiliate" means, (i) with respect to any Person, any other Person controlling, controlled by or under common control with such Person and
(ii) with respect to any natural Person, any member of such natural Person's family.

                  "Aggregate Purchase Price" means the sum of the Purchase Price under this Agreement and the Purchase Price under the Minority Stock Purchase Agreement.

                  "Benefit Arrangement" means any employment, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangement), health or medical benefits, disability benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than the Employee Plans, that (A) is maintained, administered or contributed to by the employer or the employer has any obligation or liability (contingent or otherwise) and (B) covers any employee or former employee or director of the employer.

                  "Business Day" means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

                  "Capital Construction Fund" shall have the meaning ascribed to such term in Section 7518(a)(1) of the Code.

                  "Closing Date" shall have the meaning ascribed to such term in
Section 3.1 hereof.

                  "Closing Date Adjusted Net Current Assets" shall have the meaning ascribed to such term in Section 2.1.

                  "Closing Date Balance Sheet" shall have the meaning ascribed to such term in Section 2.3(d).

                  "Closing Date Statement" shall have the meaning ascribed to such term in Section 2.3(d)(i).

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Companies' Material Contracts" shall have the meaning ascribed to such terms in Section 4.10(a).

                  "Company Vessels" shall have the meaning ascribed to such term in Section 4.13(a).

                  "Construction Contract" shall have the meaning ascribed to such term in Section 4.10(c).

                  "Contract" means any Contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.

                  "December 31 Adjusted Net Current Assets" shall have the meaning ascribed to such term in Section 2.1.

                  "December Balance Sheet" shall have the meaning ascribed to such term in Section 2.3(b)(i).

                  "Earnest Money Escrow Agent" shall have the meaning ascribed to such term in Section 2.2(a).

                  "Earnest Money Escrow Agreement" shall have the meaning ascribed to such term in Section 2.2(a).

                  "Earnest Money Escrow Fund" shall have the meaning ascribed to such term in Section 2.2(a).

                  "Effective Time" shall have the meaning ascribed to such term in Section 1.1 hereof.

                  "Employee Plan" means an employee benefit plan or arrangement as defined in Section 3(3) of ERISA, that is maintained, administered or contributed to by the employer or the employer has any obligation or liability (contingent or otherwise) and covers any employee or former employee of the employer.

                  "Employment Matters Side Letter" shall mean that certain letter agreement between BTS and the Purchaser, dated on or about the date hereof.

                  "Environmental Law" means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way relating to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App.ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Clean Water Act (33 U.S.C.ss. 1251 et seq.), the Clean Air Act (42 U.S.C.ss. 7401 et seq.) the Toxic Substances Control Act (15 U.S.C.ss. 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.ss. 136 et seq.), and the

Occupational Safety and Health Act (29 U.S.C.ss. 651 et seq.), and the regulations promulgated pursuant thereto.

                  "Estimated Purchase Price" shall have the meaning ascribed to such term in Section 2.2.

                  "FIRPTA Affidavit" shall have the meaning ascribed to such term in Section 7.1(i).

                  "GAAP" means generally accepted United States accounting principles as of the date hereof.

                  "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

                  "Hazardous Material" means any substance, material or waste which is regulated by the United States, or any state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law;

                  "Incremental Tax Payment Amount" means the amount, if any, by which (A) the amount of federal income taxes and Louisiana state income taxes payable by Seller for his taxable year ending on December 31, 2001 with respect to (i) the earnings of Gilco for its Stub Period and the earnings of G&B for its Stub Period and (ii) the Seller's capital gain on his sale of the G&B Shares and the Gilco Shares exceeds (B) the amount of federal income taxes and Louisiana state income taxes with respect to the items described in clause (i) and (ii) above that would have been payable by Seller if Gilco and G&B had made contributions to a Capital Construction Fund in an amount sufficient to reduce to zero each such Company's taxable income set forth on line 21, computed as if they were a C corporation, of each such Company's federal income tax return for its respective Stub Period. The Incremental Tax Payment Amount shall be calculated on an after tax basis, so that the total amount received by the Seller is grossed up to include additional federal income Taxes and Louisiana state income Taxes resulting from the receipt of the Incremental Tax Payment Amount.

                  "Incremental Tax Payment Escrow Agent" shall have the meaning ascribed to such term in Section 2.3(f).

                  "Incremental Tax Payment Escrow Agreement" shall have the meaning ascribed to such term in Section 2.3(f).

                  "Incremental Tax Payment Escrow Fund" shall have the meaning ascribed to such term in Section 2.3(f).

                  "Intellectual Property Right" means any trademark, service mark, trade name, patent, trade secret, copyright, know-how or other type of intellectual property right (including any registrations or applications for registration of any of the foregoing).

                  "Law" means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement.

                  "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

                  "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

                  "Material Adverse Change" means any material adverse change in the business, properties, results of operations, prospects, condition (financial or otherwise) of the Companies, taken as a whole.

                  "Material Adverse Effect" means any effect which has resulted in, or is reasonably likely to result in, a Material Adverse Change.

                  "Multiemployer Plan" means a plan or arrangement as defined in
Section 4001(a)(3) and 3(37) of ERISA.

                  "Non-Voting shares" means the shares of G&B Non-Voting Common Stock and the shares of Gilco Non-Voting Common Stock, collectively.

                  "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

                  "Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

                  "Permitted Liens" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or the Company; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.

                  "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

                  "Prepayment Amount" shall mean the Seller's expected Louisiana state income taxes for Seller's taxable year ending December 31, 2001 attributable to (i) the earnings of Gilco for its Stub Period and the earnings of G&B for its Stub Period and (ii) the Seller's capital gain on his sale of the G&B Shares and the Gilco Shares (for purposes of calculating the estimate of the Seller's capital gain on the sale of the Gilco Shares and the G&B Shares, the Incremental Tax Payment Amount shall not be taken into account).

                  "Proposed Purchase Price" shall have the meaning ascribed to such term in Section 2.3(b)(ii).

                  "Purchase Price" shall have the meaning ascribed to such term in Section 2.3(b).

                  "Purchase Price Reduction Amount" shall have the meaning ascribed to such term in Section 2.1.

                  "Purchase Price Statement" shall have the meaning ascribed to such term in Section 2.3(b)(ii).

                  "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property;

                  "Stub Period" shall mean, in the case of G&B the taxable period beginning on May 1, 2000 and ending on the day immediately preceding the Closing Date, in the case of Gilco, the taxable period beginning on October 1, 2000 and ending on the day immediately preceding the Closing Date, in the case of GCB, the taxable period beginning on April 1, 2000 and ending on the day immediately preceding the Closing Date, and in the case of C&C, the taxable period beginning on January 1, 2001 and ending on the day immediately preceding the Closing Date.

                  "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or
(ii).

                  "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

                  "Termination Election Date" shall have the meaning ascribed to such term in Section 3.2(a).



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

                  "Transaction Agreements" shall have the meaning ascribed to such term in Section 4.4

                  10.2 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Seller.

                  10.3 Survival of Representations and Warranties. The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 4.3, 4.16, 4.17, 4.20, 4.24, 4.25 and 4.27 which shall survive for periods coterminous with any applicable statutes of limitation) shall terminate unless within thirty-six (36) months after the Closing Date written notice of such claims is given to the Seller or such actions are commenced.

                  10.4 Expenses. Except as otherwise provided in this Agreement, the Seller and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Companies bear any of such costs and expenses.

                  10.5 Specific Performance. Each party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other party and that the other party will not have an adequate remedy at law. Therefore, the obligations of each party under this Agreement, including, without limitation, the Seller's obligation to sell the Shares to the Purchaser and the Purchaser's obligation to purchase the Shares from the Seller, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

                  10.6 Further Assurances. The Seller and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

                  10.7 Submission to Jurisdiction; Consent to Service of
Process.

                  (a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees


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

that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.11.

                  10.8 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

                  10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws which may otherwise require application of the laws of another jurisdiction.

                  10.10 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

                  10.11 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, including by overnight courier service or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):



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

                  If to any Seller, to:

                           Brian Cheramie
                           15563 East Main Street
                           Cut Off, Louisiana  70345

                  With a copy to:

                           Phelps Dunbar, L.L.P.
                           365 Canal Street, Suite 2000
                           New Orleans, Louisiana  70130
                           Attention:  Virginia Boulet, Esq.
                           Facsimile:  (504) 508-9130


                  If to Purchaser, to:

                           SEACOR SMIT Inc.
                           1370 Avenue of the Americas
                           New York, New York  10019
                           Attention:  Alice N. Gran, Esq.
                           Facsimile:  011-44-207-404-1301

                  With a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York  10153
                           Attention:  David E. Zeltner, Esq.
                           Facsimile:  (212) 310-8007

                  10.12 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

                  10.13 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Shares and the Purchaser's rights to seek indemnification hereunder) to any Affiliate of the Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

                  IN WITNESS WHEREOF, the Seller has executed this Agreement, and the Purchaser has caused this Agreement to be executed by its officers thereunto duly authorized, as of the date first written above.

                             SEACOR SMIT INC.



                             By:      /s/ Milt R. Rose
                                      -----------------------------------
                                      Name: Milt R. Rose
                                      Title: Vice President





                             /s/ Brian Cheramie
                             --------------------------------------------
                             Brian Cheramie











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